UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
GXO LOGISTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GXO Logistics, Inc.

GXO LOGISTICS, INC.
Two American Lane
Greenwich, Connecticut 06831

To Our Valued Stockholders,

In 2023, GXO continued to fortify our position as the pure-play logistics provider of choice. During the year, we achieved top-line and bottom-line growth, generated strong free cash flow, and secured significant new contracts. We continued to thoughtfully allocate capital to high-return opportunities and our acquisition of PFSweb expanded our portfolio to over 100 prominent brands in high-growth verticals.

Your board is dedicated to the continuous improvement of our company and greatly appreciates your input. Throughout the year, we actively engaged with a diverse group of investors and other stakeholders to guide our strategy and ensure GXO remains adaptable to changing market conditions.

Looking ahead to 2024 and beyond, we’re vigilantly pursuing opportunities to sharpen our competitive edge. This includes accelerating the integration of the most innovative technologies into our customers’ supply chains. Our industry-leading robotics and automation expertise demonstrably improves outcomes for our customers, including delivering improved efficiencies and better experiences for their end consumers.

As artificial intelligence capabilities rapidly evolve, we’re taking steps to capitalize on this transformative shift. We believe this will benefit our customers and enable GXO to secure a larger share of the expanding market.

As valued GXO stockholders, you're invited to attend our 2024 Annual Meeting of Stockholders, held virtually via live webcast. The meeting will detail GXO's recent performance and outline our strategy for sustained growth. Stockholders will also have the opportunity to vote on important matters. Please review the proposals in the Proxy Statement and follow the voting instructions to ensure your shares are represented.

Thank you for your ongoing support!

Brad Jacobs
Chairman of the Board
GXO Logistics, Inc.

GXO Logistics, Inc.

GXO Logistics, Inc.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

GXO LOGISTICS, INC.
Two American Lane
Greenwich, Connecticut 06831
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2024
To the Stockholders of GXO Logistics, Inc.:
Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of GXO Logistics, Inc. (“GXO” or the “company”) will be held on Tuesday, May 21, 2024, at 10:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at https://meetnow.global/MRP597K with your control number.
The Annual Meeting shall be held for the purposes summarized below and more fully described in the Proxy Statement accompanying this notice:
■To elect three (3) members of our Board of Directors as Class III directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
■To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024;
■To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement;
■To approve an amendment to our amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware law; and
■To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record of our common stock, par value $0.01 per share, as of the close of business on April 12, 2024, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available on the bottom panel of your screen during the Annual Meeting after entering your control number.
Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.
By Order of the Board of Directors,

Brad Jacobs
Chairman of the Board
GXO Logistics, Inc.
Greenwich, Connecticut
April 15, 2024
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 21, 2024:
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023, are available at https://www.envisionreports.com/GXO.

GXO Logistics, Inc.

We support communicating with you via electronic delivery and hope that, for those who have not already enrolled, you will do so by following the instructions below.

	www.proxyvote.com	www.envisionreports.com/gxo
Voluntary Electronic Receipt of Proxy Materials

GXO is pleased to deliver proxy materials electronically via the internet. Electronic delivery allows GXO to provide you with the information you need for the Annual Meeting while reducing the environmental impacts and costs of physical delivery of proxy materials.

With your adoption of electronic delivery of proxy materials and the elimination of approximately 50,800 sets of proxy materials as a result, we have been able to save more than 32,500 pounds of paper. This has the following impact on the environment:

saved approximately 64.9 tons of wood, or 390 fewer trees from being felled. This translates to 6.05 acres of forest saved	saving approximately 348,000 gallons of water, or the equivalent of filling approximately 16 Olympic-size swimming pools
using approximately 415 million fewer BTUs, or the equivalent of the amount of energy used by 490 residential refrigerators for one full year	eliminating approximately 19,200 pounds of solid waste
emitting approximately 292,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 27 automobiles running for one year	reducing hazardous air pollutants by 26 pounds

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information, visit www.papercalculator.org.

GXO Logistics, Inc.

PROXY STATEMENT SUMMARY

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of GXO Logistics, Inc. ("GXO" or our “company") in connection with our 2024 Annual Meeting of Stockholders (the "Annual Meeting"). This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2024 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement and form of proxy are first being mailed on or about April 25, 2024, to our stockholders of record as of the close of business on April 12, 2024 (the “Record Date”).

Date and Time	Place	Record Date
Tuesday, May 21, 2024, at 10:00 a.m. Eastern Time	Virtual Meeting Site: meetnow.global/MRP597K	You can vote if you were a stockholder of record as of the close of business on April 12, 2024

Admission: You will not be able to attend the Annual Meeting in person this year. You can access the Annual Meeting at https://meetnow.global/MRP597K. You will need to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the Annual Meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on May 16, 2024. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the meeting, go to https://meetnow.global/MRP597K and enter your control number.
VOTING MATTERS AND BOARD RECOMMENDATIONS
The Board is not aware of any matter that will be presented for a vote at the Annual Meeting other than those shown below.

Board Vote Recommendation	Page Reference (for more detail)
PROPOSAL 1: Election of Directors
To elect three (3) members of our Board of Directors as Class III directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
FOR each Director Nominee	7-10, 54
PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm
To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2024.
FOR	7-10, 55
PROPOSAL 3: Advisory Vote to Approve Executive Compensation
To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement.
FOR	7-8, 56
PROPOSAL 4: Charter Amendment to the Amended and Restated Certificate of Incorporation: To approve an amendment to the company’s amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware law.
FOR	7-9, 57

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GOVERNANCE HIGHLIGHTS

Board and Committee Independence
Six of our nine current directors are independent. The Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee consist entirely of independent directors.

Independent Board Oversight and Leadership Roles
Our Board has a lead independent director whose role is to complement our independent committees and independent committee chairs in providing effective Board oversight. Our Board also has an independent vice chair responsible for providing support on key governance matters and stockholder engagement to our chairman, lead independent director and the Board. These independent structures work in conjunction with our chairman. The Board believes its leadership structure as well as the leadership structure of our company function cohesively and serve the best interests of our stockholders based on our company’s strategy and ownership structure.

Board Refreshment
Our Board is committed to ensuring that its composition includes a range of expertise aligned with our company’s business as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. The Board has a process to seek highly qualified director candidates who bring relevant experience to the Board in light of our growing scale and diversity.

Committee Rotations	As part of its annual review of committee assignments, the Board will periodically reconstitute its committees and their chairs to ensure effective functioning and new perspectives.

Director Elections
Our Board is currently composed of members of each class serving staggered three-year terms. We currently have three directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes. By 2025, all of our directors will stand for election each year for one-year terms, and our Board will therefore no longer be divided into three classes.

Majority Voting for Director Elections
Our bylaws provide for a majority voting standard in uncontested elections and further require that a director who fails to receive a majority vote must promptly tender his or her resignation to the Board.

Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.

Risk Oversight and Financial Reporting
By engaging in regular deliberations and participating in management meetings, our Board seeks to provide robust oversight of current and potential risks facing our company. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.

Cybersecurity
Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations.

Active Participation
Our Board held 13 meetings in 2023. Each person currently serving as a director attended over 85% of the Board meetings as well as over 75% of the meetings of any committee(s) on which he or she served. All directors are invited to attend committee meetings even if they are not members of the committee.

Clear Oversight of Sustainability
Our Nominating, Corporate Governance and Sustainability Committee supports the Board in its oversight of our company’s purpose-driven sustainability strategies and external disclosures. This includes engaging with management on material environmental, social and governance (“ESG”) matters, including how we manage climate change and related risks and impacts, and stakeholder perspectives as well as reviewing the company’s annual ESG Report.

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2024 BOARD OF DIRECTORS NOMINEES
Our Board aims to create a diverse and highly skilled team of directors who provide our global company with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties—all in the context of the needs of the Board at that point in time and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board also endeavors to include highly qualified women and individuals from underrepresented groups in the candidate pool. The composition of our Board at year-end 2023 was:

Average age 63 years	Female 44%
The following table provides summary information about each director nominee. Our Board is currently classified with members of each class serving staggered three-year terms. We currently have three directors in Class I, three directors in Class II and three directors in Class III. By 2025, all of our directors will stand for election each year for one-year terms, and our Board will therefore no longer be divided into three classes.

					Committee Memberships
Name	Director Since	Age	Occupation	Independent	AC	CC	NCGSC
Brad Jacobs	2021	67	Executive Chairman of the board of directors of XPO, Inc. and non-executive chairman of the board of directors of RXO, Inc.	N
Marlene Colucci	2021	61	Chief Executive Officer, The Business Council	Y		✓	✓
Oren Shaffer	2021	81	Former Vice Chairman and Chief Financial Officer, Qwest Communications International, Inc.	Y	C

AC = Audit Committee CC = Compensation Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee	C = Committee Chair ✓= Committee Member

3	GXO Logistics, Inc.

The following table provides a summary of the qualifications and experience of our directors and director nominees.

4	GXO Logistics, Inc.

2023 PERFORMANCE HIGHLIGHTS
In 2023, we reported the following key metrics of financial performance:

REVENUE 8.7%	NET INCOME ATTRIBUTABLE TO GXO 16.2%	CASH FLOW FROM OPERATIONS $558 million
Revenue of $9.8 billion, organic revenue growth* of 2.3%	Net income attributable to GXO of $229 million, compared with $197 million in 2022	$302 million free cash flow*

NET DEBT*

$1.2 billion
$468 million in cash and cash equivalents, $1,647 million total debt and $799 million of borrowing capacity available, net of letters of credit under our revolving credit facility (as of December 31, 2023)
	DILUTED EPS 15.0% Diluted EPS of $1.92 and adjusted diluted EPS* of $2.59	ADJUSTED EBITDA* 1.8% Adjusted EBITDA* of $741 million, compared with $728 million in 2022

*See Annex A for reconciliations of non-GAAP financial measures.

5	GXO Logistics, Inc.

ENVIRONMENTAL SUSTAINABILITY EFFORTS

We are focused on promoting sustainability in our operations for three key reasons: First, it is the right thing to do. Second, it reduces our costs in the short and long term while increasing the resilience of our operations into the future. And third, it is vitally important to our customers. We expect to publish our 2023 ESG Report soon, highlighting our initiatives in the following areas:

Environmental
We see our business as uniquely suited to support the global transition to a circular economy that focuses on reducing waste and keeping products and materials in circulation as long as possible. We work with our customers to develop innovative, sustainable solutions that help them better serve their customers and achieve their own environmental goals while dramatically decreasing costs. Often, the positive results of these efforts are not reflected in our own environmental footprint. We understand that efficiencies in delivering products to consumers, including product returns, can reduce overall carbon footprints as well as decrease the need for excess manufacturing and avoid waste.
In addition to helping our customers succeed, we have set our own bold environmental sustainability targets and are on track to meet or exceed them:

Social
We are building a workplace that cares for and develops our team members while we seek new ways to strengthen the communities in which we live and work.
With more than 131,000 team members in operations worldwide, we strive to be an employer of choice. We recognize the amazing potential we have to create new opportunities, not only for our customers, but also for our teams and communities. We seek to create a positive work environment through ensuring the safety of our gamechangers, cultivating a culture of inclusion and belonging, providing opportunities for growth, providing competitive benefits, using innovation to make our gamechangers more efficient in what they do and supporting the causes that matter to their local communities. These efforts result in happier, more engaged team members and satisfied customers.

Governance
Throughout our organization and across more than 970 warehouses around the world, our values and our commitment to ESG guide the decisions we make. Doing business the right way supports our efforts to be an employer of choice as well as a business partner of choice, with our strong governance practices enabling customers to comfortably entrust us with their critical supply chain operations.

2023 COMPENSATION HIGHLIGHTS
The Compensation Committee’s pay-for-performance philosophy is focused on rewarding our executives for performance that creates substantial, long-term value for our stockholders. As a result, long-term incentive compensation is tied to ambitious goals for key operational indicators that incentivize our executives to drive long-term stockholder value creation. Over time, we expect our financial and operational results to demonstrate the merits of this philosophy for our stockholders.
Further details about executive compensation decisions are described in the “Executive Compensation Elements and Outcomes for 2023” section of the Compensation Discussion and Analysis of this Proxy Statement.

1	GXO Logistics, Inc.

QUESTIONS AND ANSWERS
ABOUT OUR ANNUAL MEETING

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (our “Board of Directors” or our “Board”) of GXO Logistics, Inc. (“GXO” or our “company”) in connection with our 2024 Annual Meeting of Stockholders (our “Annual Meeting”) or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on May 21, 2024, at 10:00 a.m. Eastern Time as a live webcast. You can access the meeting at https://meetnow.global/MRP597K with your control number.
This Proxy Statement and form of proxy are first being mailed on or about April 25, 2024, to our stockholders of record as of the close of business April 12, 2024 (the “Record Date”).
The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.
What items of business will be voted on at the Annual Meeting?
We expect that the business put forth for a vote at the Annual Meeting will be as follows:
■To elect three (3) members of our Board of Directors as Class III directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);
■To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2024 (Proposal 2);
■To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal 3);
■To approve an amendment to the company’s amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware law (Proposal 4); and
■To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Senior management of GXO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.
Who can attend and vote at the Annual Meeting?
You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on April 12, 2024, the Record Date, you were a holder of record of our common stock.
We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. You can access the Annual Meeting at https://meetnow.global/MRP597K. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the Annual Meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare, by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Thursday, May 16, 2024. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the Annual Meeting, go to https://meetnow.global/MRP597K and enter your control number. If your shares are held as Depositary Interests within the CREST system you have the right to direct the Custodian how to vote those Depositary Interests. Should you wish to participate in the Annual Meeting to vote electronically, follow the procedures detailed on the Form of Instruction.
Can I ask questions during the Annual Meeting?
The virtual Annual Meeting format allows stockholders to communicate with GXO during the Annual Meeting so they can ask questions of GXO’s management and Board, as appropriate. Stockholders (or their proxy holders) may submit questions for

2	GXO Logistics, Inc.

the Annual Meeting’s question and answer session in advance by logging on to the meeting site at https://meetnow.global/MRP597K. Stockholders will need the control number on their proxy card or confirmation email from Computershare to submit a question. Click on the “Q&A” icon in the top right corner of the screen and submit your question. You may provide your name, address (city and state) and organization and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting and during the Annual Meeting through the Annual Meeting website. We will answer as many questions during the Annual Meeting as time will allow and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to Annual Meeting matters or company business or are inappropriate.
What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across major browsers (e.g., Edge, Firefox, Chrome and Safari) and devices (e.g., desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not supported. Stockholders should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance should you need it prior to or during the meeting you may call 1-888-724-2416.
How many shares of GXO common stock must be present to conduct business at the Annual Meeting?
As of the Record Date, there were 119,416,836 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting.
A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock outstanding on the Record Date representing 59,708,419 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be deemed present and counted toward the quorum for the Annual Meeting. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.
What are my voting choices?
With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the Annual Meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.
What vote is required to approve the proposals being considered at the Annual Meeting?
■Proposal 1: Election of three (3) directors. The election of each of the three (3) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board. You may not accumulate your votes for the election of directors.
Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.
■Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024, requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because the proposed ratification of KPMG requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.
■Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board. Although the resolution is non-binding, our Board and the Compensation Committee will consider the voting results when making decisions regarding our executive compensation program.
Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve             executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of

3	GXO Logistics, Inc.

shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting with their specific instructions. Because the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the advisory vote to approve executive compensation.
■Proposal 4: Charter amendment to the amended and restated certificate of incorporation. The approval of the amendment to our amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware law requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.
Brokers may not use discretionary authority to vote shares of our common stock on the approval of the amendment to our amended and restated certificate of incorporation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the approval of the amendment to our amended and restated certificate of incorporation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting with their specific instructions. Because the approval of the amendment to our amended and restated certificate of incorporation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions and broker non-votes will have the effect of a vote against this proposal.
In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
How does the Board of Directors recommend that I vote?
Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2024, FOR” the advisory approval of the resolution to approve executive compensation and "FOR" the approval of the amendment to our amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware Law.
What do I need to do now?
We urge you to read this Proxy Statement carefully and then vote via internet or by telephone by following the instructions on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares of our common stock can be voted at the Annual Meeting.
How do I cast my vote?
Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by the closing of the polls at the virtual meeting. Please see the proxy card provided to you for instructions on how to submit your proxy vote via internet or by telephone. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.
Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other trustee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.
Depositary Interest. Depositary Interest holders may generally vote (i) by mail by returning the completed Form of Instruction that was mailed to you to the Depositary, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply-paid envelope provided by 10:00 a.m. British Summer Time on May 16, 2024; or (ii) by CREST. Should you wish to vote by utilizing the CREST voting service, you may do so for the Annual Meeting by the procedures described in the CREST manual. CREST Personal Members or other CREST Sponsored Members and those CREST Members who have appointed a voting service provider(s) should refer to their CREST Sponsor or voting service provider(s), who will be able to take appropriate action on their behalf. If you would like to attend the Virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 14, 2024, who will provide you with a Letter of Representation with respect to your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.

For a vote made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK and Ireland (EUI)’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message must be transmitted so as to be received by the issuer’s agent ID 3RA50 by 10:00 a.m. British Summer Time on May 16, 2024. For this purpose, the time of receipt

4	GXO Logistics, Inc.

will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.
CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST Personal Member or Sponsored Member or has appointed a voting service provider(s), to ensure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by the CREST system by the required time. CREST members and their CREST sponsors or voting service providers should refer to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.
Depositary Interests via the Corporate Sponsored Nominee Facility. Depositary Interest holders via CSN may generally vote (i) by mail by returning the completed Form of Direction that was mailed to you, to the Custodian, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply paid envelope provided, by 10:00 a.m. British Summer Time on May 15, 2024, or (ii) via the internet by directing Computershare, as provider of the CSN Service in which your UK Depositary Interests are held, how to vote the common stock underlying your Depositary Interest via the internet on Computershare's website by visiting www.investorcentre.co.uk/eproxy, where you will be asked to enter the Control Number, your Shareholder Reference Number and your unique PIN, which are detailed on the accompanying Form of Direction. Instructions must be validly returned and received by 10:00 a.m. British Summer Time on May 13, 2024. If you would like to attend the virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 10, 2024, who will provide you with a Letter of Representation with respect to your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.
What is the deadline to vote?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 10:00 a.m. Eastern Time on May 21, 2024.

If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee or other nominee.
What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?
If you fail to vote via internet or by telephone as indicated on your proxy card or fail to properly sign, date and return your proxy card, your shares will not be counted toward establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.
Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the three nominees for each director named in “Proposal 1—Election of Directors,” “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2024, “FOR” the advisory approval of the resolution to approve executive compensation and "FOR" the approval of an amendment to the company’s amended and restated certificate of incorporation to adopt provisions allowing officer exculpation under Delaware law.
If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?
You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee because they did not receive specific voting instructions from the stockholder on one or more proposals are referred to as “broker non-votes.”
We expect that when the NYSE determines whether each of the four proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2024” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following the instructions provided to you by your broker or other nominee.

5	GXO Logistics, Inc.

What if I want to change my vote?
Whether or not you attend the Annual Meeting, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831) prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.
How will the persons named as proxies vote?
If you are a registered stockholder (i.e., you hold your shares of our common stock in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, by using their own discretion.
Where can I find the results of the voting?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting. The Current Report on Form 8-K will also be available on the internet at our website, https://investors.gxo.com/.
Who will pay for soliciting proxies?
The company will pay for soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them $15,000 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock held through them as of the Record Date.
What is “householding” and how does it affect me?
In cases where multiple company stockholders share the same address and the shares are held through a bank, broker or other holder of record (“street-name stockholders”), only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce our printing and postage costs as well as the environmental impact of our proxy material. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record or by sending a written request to: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by email at InvestorRelations@GXO.com or by calling (203) 489-1287. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. Similarly, if you currently receive separate copies of our proxy materials but wish to participate in householding, please contact us through the method described above.
Can I obtain an electronic copy of the company’s proxy materials?
Yes, this Proxy Statement and our 2023 Annual Report are available on the internet at https://investors.gxo.com/.

6	GXO Logistics, Inc.

BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

AN OVERVIEW OF OUR MISSION AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY
We are the largest pure-play contract logistics provider in the world and a foremost innovator in an industry propelled by strong secular tailwinds. Our mission is to provide our customers with high-value-add warehousing and distribution, order fulfillment, ecommerce, reverse logistics and other supply chain services differentiated by our ability to deliver technology-enabled, customized solutions at scale. As of December 31, 2023, we managed 974 facilities worldwide, totaling 199 million square feet of space that we operate primarily on behalf of large corporations that have outsourced their warehousing, distribution and other related activities to us.
Our revenue is diversified among over 1,000 customers, including many multinational corporations, across numerous verticals. Our customers rely on us to move their goods with high efficiency through their supply chains—from the moment inbound goods arrive at our warehouses through fulfillment and distribution and the management of returned products. Our customer base includes many blue-chip leaders in sectors that demonstrate high growth and/or durable demand, with significant growth potential through customer outsourcing of logistics services.
Our strategy is to help our customers manage their warehouse needs for optimal efficiency, using our network of people, technology and other physical assets. We deliver value to customers in the form of technological innovations, process efficiencies, cost efficiencies and reliable outcomes. Our services are highly responsive to customer goals, such as increasing visibility in the supply chain, decreasing fulfillment times, mitigating environmental impacts and being proactive in identifying potential improvements.
To aid in executing our strategy, we have instilled a culture that focuses on delivering mutually beneficial results for our customers and our company with the highest legal and ethical standards and clear policies and practices to support compliance throughout our organization. We care deeply about keeping our employees and customers happy and we view safety, sustainability, strong governance and a purpose-driven culture as essential components of value creation. Our Board comprises a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. As described on page 18, our Board as a whole has extensive expertise in the following skill sets, all of which are relevant to our company, business, industry and strategy:

■Business operations;
■Corporate governance;
■Customer service;
■Environmental sustainability and corporate responsibility;
■Effective capital allocation;
■Critical analysis of corporate financial statements and capital structures;
■Human resource management;
■Multinational corporate management;
■Sales and marketing;
■Mergers and acquisitions, integration and optimization;
■The logistics industry;
■Risk management;
■Talent management and engagement; and
■Technology and information systems.

7	GXO Logistics, Inc.

DIRECTORS
Our Board of Directors currently consists of nine (9) members as set forth in the table below. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We have three directors in Class I, three directors in Class II and three directors in Class III. By 2025, all of our directors will stand for election each year for one-year terms, and our board will therefore no longer be divided into three classes. The terms of directors in Classes I, II and III end at the annual meetings in 2025 and 2024, as indicated below.

Name	Age	Position	Class
Brad Jacobs	67	Non-Executive Chairman of the Board	Class III—Expiring 2024
Marlene Colucci	61	Vice Chair	Class III—Expiring 2024
Oren Shaffer	81	Lead Independent Director	Class III—Expiring 2024
Gena Ashe	62	Director	Class I—Expiring 2025
Clare Chatfield	66	Director	Class II—Expiring 2025
Matthew Fassler	53	Director	Class I—Expiring 2025
Joli Gross	54	Director	Class II—Expiring 2025
Jason Papastavrou	61	Director	Class II—Expiring 2025
Malcolm Wilson	65	Director and Chief Executive Officer	Class I—Expiring 2025
Set forth below is information regarding each of our directors and director nominees, including the experience, qualifications, attributes or skills that led our Board to conclude that each such nominee should serve as a director.

Brad Jacobs	Non-Executive Chairman and Director since 2021
Age: 67

Mr. Jacobs has served as non-executive chairman of our Board of Directors since August 2, 2021. Mr. Jacobs has been the executive chairman of the board of directors at XPO, Inc. (“XPO”) since November 1, 2022 and was previously chairman and chief executive officer from September 2011 to November 2022. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Mr. Jacobs has served as the non-executive chairman of the board of directors of RXO, Inc. (NYSE: RXO) since November 1, 2022.

Board Committees: None. Other Public Company Boards: XPO, Inc. and RXO, Inc.
Mr. Jacobs brings to the Board:
▪In-depth knowledge of GXO’s business resulting from his years of service with XPO as its chief executive officer;
▪Leadership experience as XPO’s executive chairman and former chief executive officer and a successful track record of leading companies that execute strategies similar to ours; and
▪Extensive past experience as the chairman of the board of directors of several public companies.

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Marlene Colucci	Vice Chair since 2021 Independent Director since 2021
Age: 61

Ms. Colucci has served as vice chair of our Board of Directors since August 2, 2021. Ms. Colucci also served as a director of XPO from February 7, 2019 to August 2, 2021, when she resigned to join GXO’s Board. She has served as the chief executive officer of The Business Council in Washington, D.C. since July 2013. Ms. Colucci also serves on the Board of Directors for the National Endowment for Democracy. Previously, from September 2005 to June 2013, she was executive vice president of public policy for the American Hotel & Lodging Association. From September 2003 to June 2005, she served in the White House as special assistant to President George W. Bush in the Office of Domestic Policy. In this role, she developed labor, transportation and postal reform policies and advised the president and his staff on related matters. Earlier, Ms. Colucci served as deputy assistant secretary with the U.S. Department of Labor’s Office of Congressional and Intergovernmental Affairs. Her law career includes more than 12 years with the firm of Akin Gump Strauss Hauer & Feld LLP, where she served as senior counsel. She holds a juris doctorate degree from the Georgetown University Law Center.

Board Committees: ▪Member of Compensation Committee ▪Member of Nominating, Corporate Governance and Sustainability Committee

Other Public Company Boards: None.

Ms. Colucci brings to the Board:
▪Significant experience with public policy development, including labor and transportation policy, from over two decades of relevant government and private sector experience and
▪Meaningful perspectives on matters of corporate governance and business operations from her tenure leading the premier association of chief executive officers of the world’s most important business enterprises.

Oren Shaffer	Lead Independent Director since 2021
Age: 81

Mr. Shaffer has served as lead independent director of the company since August 2, 2021. Mr. Shaffer also served as a director of XPO from September 2, 2011 to August 2, 2021, when he resigned to join GXO’s Board. From 2002 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc., executive vice president and chief financial officer of Ameritech Corporation and held senior executive positions with The Goodyear Tire & Rubber Company, where he also served on the board of directors. Additionally, Mr. Shaffer served as a director on the board of Terex Corporation from 2007 until May 2019. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Board Committees: ▪Chair of Audit Committee

Other Public Company Boards: None.

Mr. Shaffer brings to the Board:
▪Senior financial, operational and strategic experience with various large companies;
▪Corporate governance expertise from serving as director of various public companies; and
▪Financial expertise related to his qualifications as an “audit committee financial expert” under SEC regulations.

9	GXO Logistics, Inc.

Gena Ashe	Independent Director since 2021
Age: 62

Ms. Ashe has served as a director of the company since August 2, 2021. Ms. Ashe also served as a director of XPO from March 21, 2016 to August 2, 2021, when she resigned to join GXO’s Board, and as a director of Skyward Specialty Insurance, Inc.(NASDAQ: SKWD) since August 2023 and Chair of its Nominating and Corporate Governance Committee. She has served as the chief legal officer and corporate secretary of Anterix Inc. (NASDAQ: ATEX) since July 2019 and as the president and chief executive officer of GLA Legal Advisory Group, LLC since February 2018. She was senior vice president, chief legal officer and corporate secretary of Adtalem Global Education Inc. (NYSE: ATGE) from May 2017 to February 2018 and executive vice president, chief legal officer and corporate secretary of KKR portfolio company, BrightView Landscapes, LLC from December 2012 to June 2016. Ms. Ashe served as vice-chairman of the Supervisory Board of XPO Logistics Europe S.A. from February 2017 to June 2021. In addition, she served as a director of the Cold Bore Capital Management portfolio company, American Landscape Partners, LLC from February 2021 through August 2023, when the company was acquired, and as a Board Trustee of Spelman College from April 2014 through June 2023. Ms. Ashe has served on the board of directors of the Executive Leadership Council since January 2021. Ms. Ashe holds a juris doctorate degree from Georgetown University Law Center, where she serves on the Georgetown Law Advisory Board, a master’s degree in electrical engineering from Georgia Institute of Technology and a bachelor’s degree in mathematics, with a physics minor, from Spelman College. She has completed the executive development program at the Wharton School of the University of Pennsylvania and holds a certificate in international management from Oxford University in England.

Board Committees: ▪Member of Audit Committee

Other Public Company Boards: Skyward Specialty Insurance Group, Inc.

Ms. Ashe brings to the Board:
▪More than two decades of valuable legal experience with public and private companies, enabling her to provide guidance to the Board and management on legal matters, compliance and risk assessment and corporate governance best practices and
▪An in-depth understanding of the dynamics of three of our most important customer verticals: ecommerce, technology and food and beverage.

Clare Chatfield	Independent Director since 2021
Age: 66

Ms. Chatfield has served as a director of the company since July 22, 2021. Ms. Chatfield has also served as president of the Board of the shipbuilding group, Chantiers de l’Atlantique, and president of its Strategy Committee, and a member of the Remuneration and ESG Committee since December 2022, as well as a director of the Savencia S.A. (EURONEXT: SAVE) an international dairy and specialty cheese group since 2016 and also as president of its Management and Compensation Committee. Ms. Chatfield also served as a director of XPO Logistics Europe S.A. and president of its Audit committee from 2016 to June 2021. She also served as a director of Daher Group (aerospace sector) and an Audit committee member from 2016 through 2022, and a director of Groupe Antalys (paper distribution) and a Remuneration and Management Committee member from 2017 through 2020. Ms. Chatfield's career in strategy consulting spans more than three decades since 1990 at L.E.K. Consulting as Managing Partner of the Paris office and Global Head and Senior Partner of the Energy Transition and Environment Practice. Ms. Chatfield holds an MBA from INSEAD and an undergraduate degree from the University of Cambridge in England.

Board Committees: ▪Member of Audit Committee

Other Public Company Boards: Savencia S.A.

Ms. Chatfield brings to the Board:
▪Significant financial and accounting expertise, including prior service on public company audit committees;
▪Broad multinational corporate experience across the principal European markets where the company operates; and
▪An in-depth understanding of environmental best practices and ESG matters.

10	GXO Logistics, Inc.

Matthew Fassler	Director since 2023
Age: 53

Mr. Fassler has served as a director of the company since October 11, 2023. Mr. Fassler has been the managing member of State Road Advisors, a strategic consulting enterprise providing advisory services to the C-suite, since January 2023. Previously, Mr. Fassler served as Chief Strategy Officer of XPO, Inc. from 2018 through 2022, overseeing the company’s strategy, capital structure, investor relations and analysis of growth opportunities. Prior to XPO, Mr. Fassler spent more than 20 years at Goldman Sachs in Global Investment Research as a managing director, business unit leader for the consumer sector from 2007 through 2018, and managing director, co-business unit leader for the retail sector from 2004 through 2007. Mr. Fassler held various other positions at Goldman Sachs from 1992 through 2004. Mr. Fassler holds a Bachelor of Arts degree in History from Yale University.

Board Committees: None. .

Other Public Company Boards: None.

Mr. Fassler brings to the Board:
▪Extensive knowledge from over two decades of senior experience, including his service as a managing director and business unit leader, with responsibility for the broader consumer sector at Goldman Sachs and
▪Expertise related to market dynamics in the e-commerce sector, strategy, capital structure and analysis of growth opportunities.

Joli Gross	Independent Director since 2021
Age: 54

Ms. Gross has served as a director of the company since August 2, 2021. Ms. Gross also serves as senior vice president, chief legal & sustainability officer, corporate secretary of United Rentals, Inc. (NYSE: URI), a title she has held since January 2024. Ms. Gross is also executive sponsor of Planet United, the United Rentals employee resource group focused on sustainability. She previously served as senior vice president, general counsel, corporate secretary and chief sustainability officer from June 2023 to January 2024 and, prior to that, as senior vice president, general counsel and corporate secretary from May 2017 to June 2023. From 2002 through 2017, Ms. Gross held various other positions in United Rentals’ legal department. Prior to joining United Rentals, she was an associate with the law firm of Day, Berry & Howard LLP, specializing in commercial real estate and contracts, and with Edward & Angell LLP, specializing in civil litigation and arbitration. She holds a juris doctorate from New England School of Law, a bachelor’s degree from Boston University and a certificate in business excellence from the Columbia University Business School. Ms. Gross currently serves on the board of Family Centers and Mystic Aquarium.

Board Committees: ▪Chair of Nominating, Corporate Governance and Sustainability Committee ▪Member of Compensation Committee

Other Public Company Boards: None.

Ms. Gross brings to the Board:
▪Extensive knowledge of commercial legal best practices from her prior private practice and corporate experiences;
▪In-depth knowledge of sustainability and climate change matters as she oversees environmental matters at United Rentals, Inc. and is the executive sponsor of Planet United, the United Rentals, Inc.’s employee resource group focused on sustainability; and
▪Expertise related to corporate governance, risk management and cybersecurity preparedness from her role as general counsel of a public company.

11	GXO Logistics, Inc.

Jason Papastavrou, Ph.D.	Independent Director since 2021
Age: 61

Dr. Papastavrou has served as a director of the company since August 2, 2021. Dr. Papastavrou also served as a director of XPO from September 2, 2011 to August 2, 2021, when he resigned to join GXO’s Board, and as lead independent director of Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) since December 2021. He founded ARIS Capital Management, LLC in 2004 and serves as its chief investment officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou served on the board of directors of United Rentals, Inc. (NYSE: URI) from April 2005 to May 2020.

Board Committees: ▪Chair of Compensation Committee ▪Member of Nominating, Corporate Governance and Sustainability Committee

Other Public Company Boards: Chicago Atlantic Real Estate Finance, Inc.

Dr. Papastavrou brings to the Board:
▪Significant financial and accounting expertise, including prior service on public company audit committees and
▪Extensive experience with finance and risk-related matters from holding senior positions at investment management firms.

Malcolm Wilson	Director since 2021
Age: 65

Mr. Wilson has served as a director and Chief Executive Officer of the company since August 2, 2021. Prior to the formation of GXO, Mr. Wilson served as chief executive officer of XPO Logistics Europe. Mr. Wilson has three decades of executive experience managing multinational supply chain operations in North America, Europe and Asia. He joined XPO in 2015 through the company’s acquisition of industry leader Norbert Dentressangle, where he led the logistics division and served on the executive board. Mr. Wilson grew the logistics division to global scale as Norbert Dentressangle’s largest revenue-producing unit.

Board Committees: None.

Other Public Company Boards: None.

Mr. Wilson brings to the Board:
▪Substantial industry expertise resulting from his service at XPO and Norbert Dentressangle and
▪Extensive leadership experience as XPO Logistics Europe’s chief executive officer and having served on the executive board of other industry leaders.

12	GXO Logistics, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTORS AND DIRECTOR NOMINEES

	Brad Jacobs	Marlene Colucci	Oren Shaffer	Gena Ashe	Clare Chatfield	Matthew Fassler	Joli Gross	Dr. Jason Papastavrou	Malcolm Wilson
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.
CUSTOMER SERVICE experience brings an important perspective to our Board, given the importance of customer retention to our business model.
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is sustainable.
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our directors in overseeing our financial reporting and internal controls.
HUMAN RESOURCE MANAGEMENT experience allows our Board to further our goals of making GXO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.
SALES AND MARKETING experience helps our Board assist with our business strategy and with developing new services and operations.
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.
LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights as we continually seek to enhance customer outcomes and internal operations.
ROLE OF THE BOARD AND BOARD LEADERSHIP STRUCTURE
Our business and affairs are managed under the direction of our Board, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

13	GXO Logistics, Inc.

Furthermore, our Board is committed to independent Board oversight. Our current Board leadership structure includes a non-executive chairman as well as a vice chair and a lead independent director. The position of non-executive chairman of the Board is currently held by Mr. Jacobs.
To further strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the “Guidelines”), which provide for an independent vice chair position as part of its ongoing commitment to strong corporate governance. The position of vice chair is defined as an independent director with authorities and duties that include: (i) presiding at meetings of the Board where the chairman and lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his duties; and (iii) such other duties, responsibilities and assistance as the Board or the chairman may determine. The vice chair is also available to meet with significant stockholders as required. Ms. Colucci was appointed to serve as vice chair on August 2, 2021.
In addition, the Board has provided that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors and serves a term of at least one year. The position of lead independent director has been structured to serve as an effective balance to the chairman and to include, among other duties: (i) presiding at all meetings of the Board of Directors at which the chairman is not present; (ii) presiding at all executive sessions of the independent directors, which must take place at least once a year without members of management present; and (iii) calling additional meetings of the independent directors as necessary. The lead independent director also serves as a liaison between the chairman and the independent directors. On August 2, 2021, the independent directors appointed Mr. Shaffer to serve as lead independent director.
Further information regarding the positions of lead independent director and vice chair is set forth in the Guidelines. The Guidelines are available on the company’s corporate website at www.gxo.com under the Investors tab.
Our Board held thirteen meetings during 2023. Each person currently serving as a director attended over 85% of the Board meetings as well as over 75% of the meetings of any committee(s) on which he or she served.
Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All directors attended the 2023 Annual Meeting of Stockholders.
BOARD RISK OVERSIGHT
Our Board provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business and the execution of contingency plans are primarily the responsibilities of our senior management team.
Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating and controlling risk exposure. The Board has delegated responsibility for the oversight of specific risks to standing committees as follows:
■Audit Committee. The Audit Committee oversees the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures. Additionally, the Audit Committee is responsible for reviewing risks arising from related party transactions involving our company and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.
■Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Compensation Committee ensures that the company’s compensation structure strikes an appropriate balance between motivating our senior executives to deliver long-term results for the company’s stockholders and holding our senior leadership team accountable.
■Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee oversees risks related to our governance structure and processes as well as risks associated with the company’s corporate sustainability practices and reporting.
In addition, the Board periodically holds special sessions to evaluate topical trends identified as significant risks or items of strategic interest, such as human resources management, information technology and cybersecurity. The Board is committed to ensuring that our company has the resources and infrastructure necessary to appropriately address all significant risks. Further details about Board oversight are described in the Board Oversight of Human Resource Management, Board Oversight of ESG Matters, and Board Oversight of Information Technology and Cybersecurity Risk Management sections of this Proxy Statement.
COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP
Our Board of Directors has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee. Each of these committees has a written charter that complies with applicable SEC rules and

14	GXO Logistics, Inc.

with the NYSE Listed Company Manual. These charters are available at www.gxo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.
The Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee are composed entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our Board chairman and considering member qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chair. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company’s expense as it desires. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate. All directors are invited to attend committee meetings even if they are not a member of the committee.
The following table sets forth the membership of each of our Board committees as of the Record Date. Mr. Jacobs, Mr. Fassler and Mr. Wilson do not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Gena Ashe	✓
Clare Chatfield	✓
Marlene Colucci		✓	✓
Joli Gross		✓	C
Jason Papastavrou		C	✓
Oren Shaffer*	C

C = Committee chair	✓ = Committee member	* = Audit Committee Financial Expert
A brief summary of the committees’ responsibilities follows:
Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements. During 2023, the Audit Committee was comprised of the following three directors: Mr. Shaffer (chair), Ms. Ashe and Ms. Chatfield. During 2023, the Audit Committee met nine times and in addition, acted once via unanimous written consent. Our Board has determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.
Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review company contributions to qualified and non-qualified plans, (iv) to prepare any report on executive compensation required by SEC rules and regulations and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2023, the Compensation Committee was comprised of the following three directors: Dr. Papastavrou (chair), Ms. Colucci and Ms. Gross. During 2023, the Compensation Committee met six times and, in addition, acted three times via unanimous written consent.
Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to the Board concerning committee appointments, (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters, (iv) to support the Board in its oversight of our company’s purpose-driven sustainability strategies, performance and external disclosures, including ESG matters and related stakeholder engagement, and (v) to oversee an annual evaluation of our Board and its committees. During 2023, the Nominating, Corporate Governance and Sustainability Committee was comprised of the following three directors: Ms. Gross (chair), Ms. Colucci and Dr. Papastavrou. The Nominating, Corporate Governance and Sustainability Committee met four times during 2023.

15	GXO Logistics, Inc.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2023.
2023 Director Compensation Table

Name	Fees Earned in Cash(1)	Stock Awards(2)	Total
Brad Jacobs(3)	$80,000	$186,848	$266,848
Marlene Colucci(4)	$105,000	$186,848	$291,848
Oren Shaffer(5)	$130,000	$186,848	$316,848
Gena Ashe(6)	$80,000	$186,848	$266,848
Clare Chatfield(7)	$80,000	$186,848	$266,848
Matthew Fassler(8)	$—	$44,623	$44,623
Joli Gross(9)	$100,000	$186,848	$286,848
Jason Papastavrou(10)	$100,000	$186,848	$286,848
(1)The amounts reflected in this column represent the fees earned by the directors for their service during 2023. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.
(2)The amounts reflected in this column represent the grant date fair value of the awards made in 2023 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements—Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2023. Each director serving on January 2, 2024, received an award of 1,282 RSUs on such date for service as a director in 2024. These awards vest on January 2, 2025, and are not reflected in the table above.
(3)As of December 31, 2023, Mr. Jacobs held 4,453 RSUs. As of the Record Date, Mr. Jacobs beneficially owned a total of 1,695,763 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(4)As of December 31, 2023, Ms. Colucci held 15,360 RSUs. As of the Record Date, Ms. Colucci beneficially owned a total of 17,997 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(5)As of December 31, 2023, Mr. Shaffer held 70,440 RSUs. As of the Record Date, Mr. Shaffer beneficially owned a total of 101,576 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(6)As of December 31, 2023, Ms. Ashe held 36,114 RSUs. As of the Record Date, Ms. Ashe beneficially owned a total of 7,481 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(7)As of December 31, 2023, Ms. Chatfield held 6,573 RSUs. As of the Record Date, Ms. Chatfield beneficially owned a total of 7,646 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(8)As of December 31, 2023, Mr. Fassler held 783 RSUs. As of the Record Date, Mr. Fassler beneficially owned a total of 883 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."
(9)As of December 31, 2023, Ms. Gross held 4,453 RSUs. As of the Record Date, Ms. Gross beneficially owned a total of 8,185 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(10)As of December 31, 2023, Dr. Papastavrou held 55,678 RSUs. As of the Record Date, Dr. Papastavrou beneficially owned a total of 238,006 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
The compensation of our directors is subject to approval by our Board and is based, in part, on the recommendation of the Compensation Committee. Our compensation consultants reviewed and provided recommendations regarding our non-management director compensation program including cash and equity compensation. Directors who are employees of our company do not receive additional compensation for service as members of either our Board or its committees. For service during calendar year 2023, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) with a grant date fair value of $186,848. The annual grant of such Time-Based RSUs was made on the first business day of 2023 (the “RSU Grant Date”) and the number of units was determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the 10 trading days immediately preceding the RSU Grant Date. Mr. Fassler was appointed to the Board on October 11, 2023, and received a prorated grant of Time-Based RSUs worth $44,623. The vice chair of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director also received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairs of our Audit Committee, our Compensation Committee and our Nominating, Corporate Governance and Sustainability Committee each received an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears.
No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses. In 2022, our Board adopted a stock ownership policy establishing guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common stock held directly or indirectly and unvested restricted stock units subject solely to time-based vesting count toward meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or have been exercised, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. Under the policy, a newly appointed director is required to

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reach the required ownership level no later than five years from the date of his or her appointment. As of the date of this proxy, all of our non-employee directors were in compliance with our stock ownership policy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
In 2023, the Compensation Committee was comprised of the following three directors: Dr. Papastavrou (chair), Ms. Colucci and Ms. Gross. None of the members of our Compensation Committee has been an officer or employee of our company. During 2023, there were no material transactions between the company and the members of the Compensation Committee and none of our executive officers served on any Compensation Committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS
Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines on August 2, 2021.
The Guidelines serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board and requirements to conduct an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.
We have a Code of Business Ethics (the “Code”) that applies to our directors and executive officers. The Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer by posting such disclosures on our website pursuant to SEC rules.
The Guidelines and our Code are available at https://ethics.gxo.com/. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.
DIRECTOR INDEPENDENCE
Under the Guidelines, our Board is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board has affirmatively determined that each person who served as a director during any part of 2023, except for Mr. Jacobs, Mr. Fassler and Mr. Wilson, our chairman of the Board, a director, and our chief executive officer, respectively, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.
In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies the standards for independence of Audit Committee members established by the SEC: that is, the director may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than his or her director compensation or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board has determined that each member of the Nominating, Corporate Governance and Sustainability Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Ms. Gross, those relationships included ordinary course commercial transactions between our company and the entity for which Ms. Gross serves as an executive.
DIRECTOR SELECTION PROCESS
The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board and in accordance with our company’s contractual obligations. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating, Corporate Governance and Sustainability Committee considers, among other things, board experience; financial expertise; wisdom; integrity; an ability to make independent analytical inquiries; an understanding of our company’s business environment; relevant knowledge and experience in such areas as technology, marketing and other disciplines relevant to our company’s businesses; the nominee’s ownership interest in our company; and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. When searching for new directors, our Board endeavors to identify highly qualified women and individuals from underrepresented minorities to include in the candidate pool. Our Board aims to create a team of diverse and highly skilled directors who provide our global company with thoughtful board oversight. The Nominating, Corporate Governance

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and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.
The Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management and recommendations from our stockholders or any other source the committee deems appropriate, including a third-party consulting firm engaged to assist in identifying independent director candidates.
Our Board will consider nominees submitted by our stockholders, subject to the same criteria that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the Annual Meeting.
Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules and (iv) the consent of the proposed candidate to serve as a member of our Board.
Any stockholder who wishes to nominate a director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.
BOARD OVERSIGHT OF HUMAN RESOURCE MANAGEMENT
Our success relies in large part on our robust governance structure and Code of Business Ethics, our corporate citizenship and engaged employees who embrace our values. As a customer-centric company with a strong service culture, we constantly work to maintain and improve our position as an employer of choice. This requires an unwavering commitment to workplace inclusion and safety as well as competitive total compensation that meets the needs of our employees and their families.
Our management team and Board work together in a transparent manner, allowing for open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources operations and plans, our chief human resources officer is invited to speak regularly at meetings of our Board, our Compensation Committee reviews broad-based employee compensation and benefits information and warehouse employees are invited to meet directly with the Board. Our directors also have opportunities to attend and participate in quarterly operating review meetings with business unit management and conduct visits to operational sites.
Under the leadership of our Board in 2023, we made significant investments in the safety, wellbeing and satisfaction of our employees in numerous areas, including: diversity, inclusion and belonging; health and safety; talent development and engagement; and total rewards.
Diversity, Inclusion and Belonging
We take pride in having an inclusive workplace that encourages a diversity of backgrounds and perspectives and mandates fair treatment for all individuals. These attributes of our culture make us a stronger organization and a better partner to all GXO stakeholders. We welcome employees of every gender identity, sexual orientation, race, ethnicity, national origin, religion, life experience, veteran status and disability.
Health and Safety
Our employees’ safety is always our foremost priority, and we have numerous protocols in place to ensure a safe workplace. We aim to maintain an Occupational Safety and Health Administration recordable incident rate that is less than half the published rate for the General Warehousing and Storage sector, based on the “Industry Injury and Illness Data” of the U.S. Bureau of Labor Statistics.
Talent Development and Engagement
Our employees are critically important to our ability to provide best-in-class service. We ask our employees for feedback through engagement surveys, roundtables and town halls and we use periodic engagement surveys to gauge our progress and assess satisfaction. In this way, our employees help drive the continuous improvement of our business. We seek to identify top talent in all aspects of the recruitment process and we emphasize training and development.
We tailor our recruitment efforts by geography and job function using an array of channels to ensure a diverse candidate pool. Our talent development infrastructure provides resources to employees who aspire to grow throughout their career, such as tailored skills development, training and mentoring. In addition, we maintain a robust pipeline of future operations leaders by using structured sponsorships and additional learning techniques to develop internal candidates who demonstrate high potential in supervisory roles into site leader positions. Our programs also serve to retain top talent by defining personalized development paths and attract new talent by differentiating GXO as an employer of choice.

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Expansive Total Rewards
We offer competitive wages and a comprehensive suite of benefits to all employees to maintain our positioning as an employer of choice in the talent marketplace. A number of the benefits we offer were introduced in response to employee feedback—in the U.S., examples include our pregnancy care policy, family bonding policy, tuition reimbursement program for continuing education and benefits such as diabetes management, supplemental insurance and short-term loans. In Europe, the benefits offered vary by country and are tailored to the needs of the local markets. Examples include comprehensive healthcare and risk insurance, employee assistance programs covering mental, physical and financial well-being, pension plans, profit sharing and local and global bonuses structured to offer competitive pay in each country.
Our 2023 ESG Report will provide additional details of our global progress in these key areas.
BOARD OVERSIGHT OF ESG MATTERS
Our approach to ESG is one of purpose-driven progress rooted in innovation. We work to promote environmental sustainability, social initiatives and good governance through the decisions we make and our interactions with colleagues, customers, suppliers and other stakeholders. ESG features prominently in deliberations among our directors and informs their overall approach to risk oversight.
We believe that ESG is essential to our company’s long-term viability. We recognize that climate change will present unique risks as well as opportunities, and through our ESG framework we are identifying and addressing them. ESG also fosters an inclusive workplace for our employees, supporting retention in a highly competitive labor market. In addition, ESG matters are important to many of our stakeholders who want to do business with partners that share their goals: for example, the transition to a low-carbon economy.
We publish our ESG Report annually with details on our progress in the areas of environmental sustainability, social initiatives and governance performance. Our 2023 ESG Report will be available at https://www.gxo.com/esg/. Members of our Board review the contents of the ESG Report and provided feedback to the company. In addition, our Nominating, Corporate Governance and Sustainability Committee meet with our Chief Compliance and ESG Officer to review and approve the ESG Report.
BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT
Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations. The Board also discusses relevant incidents in the industry and the emerging threat landscape.
We have a robust IT security team, managed by our chief information security officer. This team continuously reviews relevant legislative, regulatory and technical developments and enhances our information security capabilities to protect against potential threats. We are continually improving our detection and recovery processes and have rolled out an IT security training program that all employees are required to complete at regular intervals. We also obtained an information security risk insurance policy. For additional information about the company's cybersecurity strategy and initiatives, see Part 1, Item 1C of the company's Annual Report on Form 10-K for the year ended December 31, 2023.
STOCKHOLDER COMMUNICATION WITH THE BOARD
Stockholders and other parties interested in communicating with our Board, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors, c/o Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.
STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Stockholder proposals intended to be presented at our 2025 Annual Meeting of Stockholders must be received by our Secretary no later than December 23, 2024, to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.
As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 120 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, assuming that our 2025 Annual Meeting is held on or after May 21, 2025, any stockholder proposal to be considered at the 2025 Annual Meeting of Stockholders, including nominations of persons for election to our Board, must be properly submitted to us not earlier than January 21, 2025, or later than February 20, 2025.
Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees at the 2025 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2025.
Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

19	GXO Logistics, Inc.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related party (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.
Since January 1, 2023, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock or any member of the immediate family of the foregoing had or will have a material interest.

20	GXO Logistics, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.
Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has or shares either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner and that are exercisable or convertible within 60 days have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

Name of Beneficial Owner	Beneficially Owned Shares of Common Stock		Outstanding(1) Percentage of Common Stock
Beneficial Ownership of 5% or more:
Orbis Investment Management Limited(2)	14,992,756		12.6%
Orbis House, 25 Front Street
Hamilton Bermuda HM11
The Vanguard Group(3)	11,145,865		9.3%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(4)	10,601,704		8.9%
55 East 52nd Street
New York, NY 10055
Directors:
Brad Jacobs	1,695,763	(5)	1.4%
Marlene Colucci	17,997	(6)	*
Oren Shaffer	101,576	(7)	*
Gena Ashe	7,481	(8)	*
Clare Chatfield	7,646	(9)	*
Matthew Fassler	883		*
Joli Gross	8,185		*
Jason Papastavrou, Ph.D.	238,006	(10)	*
NEOs:
Malcolm Wilson+	209,558	(11)	*
Baris Oran	109,444	(12)	*
Richard Cawston	134,262	(13)	*
Karlis Kirsis	45,967	(14)	*
Elizabeth Fogarty	3,234	(15)	*
Maryclaire Hammond	24,992	(16)
Current Directors and Executive Officers as a Group (14 People)	2,580,002	(17)	2.2%

21	GXO Logistics, Inc.

*Less than 1%
+    Director and Executive Officer
(1)For purposes of this column, the number of shares of common stock outstanding reflects the sum of: (i) 119,414,836 shares of our common stock that were outstanding as of the Record Date, (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date and (iii) the number of shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date.
(2)Based on Schedule 13G/A filed on February 14, 2024, by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), L.P. (“OIMUS”) and Allan Gray Australia Pty Ltd (“AGAPL”), which reported that, as of December 31, 2023, OIML beneficially owned 14,723,348 shares of GXO common stock, OIMUS beneficially owned 262,437 shares of GXO common stock and AGAPL beneficially owned 6,971 shares of GXO common stock. The group has sole voting and sole dispositive power over such shares of GXO common stock.
(3)Based on Schedule 13G/A filed on February 13, 2024, by The Vanguard Group, which reported that, as of December 29, 2023, The Vanguard Group beneficially owned 11,145,865 shares of GXO common stock with shared voting power over 42,782 shares of GXO common stock, sole dispositive power over 10,976,130 shares of GXO common stock and shared dispositive power over 169,735 shares of GXO common stock.
(4)Based on Schedule 13G filed on January 25, 2024, by BlackRock, Inc., which reported that, as of December 31, 2023, BlackRock, Inc. beneficially owned 10,601,704 shares of GXO common stock, with sole voting power over 10,305,200 shares of GXO common stock and sole dispositive power over 10,601,704 shares of GXO common stock.
(5)Includes 1,300,701 shares of GXO common stock beneficially owned by Jacobs Private Equity, LLC ("JPE") as a result of Mr. Jacobs being its managing member. In addition, Mr. Jacobs directly owns 395,062 shares of GXO common stock. As of the date of this Proxy Statement, Mr. Jacobs has indirect beneficial ownership of 1,300,701 shares of GXO common stock owned by JPE and direct beneficial ownership of 395,062 shares of GXO common stock.
(6)Includes 10,907 deferred shares of GXO Common Stock that were delivered on January 3, 2024, pursuant to the terms of the termination of the director deferral.
(7)Includes 65,987 deferred shares of GXO Common Stock that were delivered on January 3, 2024, pursuant to the terms of the termination of the director deferral.
(8)Includes 31,661 deferred shares of GXO Common Stock that were delivered on January 3, 2024, pursuant to the terms of the termination of the director deferral.
(9)Includes 2,120 deferred shares of GXO Common Stock that were delivered on January 3, 2024, pursuant to the terms of the termination of the director deferral.
(10)Includes 180,208 shares of GXO common stock beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou owns 100% of the equity securities. Includes 51,225 deferred shares of GXO Common Stock that were delivered on January 3, 2024, pursuant to the terms of the termination of the director deferral.
(11)Includes 65,968 vested Options and 52,776 unvested Options that will vest on June 7, 2024. As of the date of this Proxy Statement, Mr. Wilson beneficially owns a total of 90,814 shares of common stock.
(12)Includes 54,973 vested Options and 43,980 unvested Options that will vest on May 17, 2024. As of the date of this Proxy Statement, Mr. Oran beneficially owns a total of 10,491 shares of common stock.
(13)Includes 41,232 vested Options and 32,984 unvested Options that will vest on June 7, 2024. As of the date of this Proxy Statement, Mr. Cawston beneficially owns a total of 60,046 shares of common stock.
(14)Includes 10,995 vested Options. As of the date of this Proxy Statement, Mr. Kirsis beneficially owns a total of 34,972 shares of common stock.
(15)As of the date of this Proxy Statement, Ms. Fogarty beneficially owns a total of 3,234 shares of common stock.
(16)Includes 12,687 shares of common stock based on a Form 4 filed on December 11, 2023 and 12,305 shares of the common stock in connection with the accelerated vesting of equity awards related to Ms. Hammond’s separation from the company on December 31, 2023. To the company's knowledge, as of the date of this Proxy Statement, Ms. Hammond beneficially owns a total of 24,992 shares of common stock.
(17)Includes 302,908 shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date.

22	GXO Logistics, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes GXO’s executive compensation program for 2023. The Compensation Committee of our Board of Directors (the “Committee”) oversees our executive compensation program and practices. In this section, we explain the Committee’s 2023 compensation decisions for the following NEOs.

NEO	2023 ROLE
Malcolm Wilson	Chief Executive Officer
Baris Oran	Chief Financial Officer
Richard Cawston	Chief Revenue Officer commencing December 15, 2023 President of Europe
Karlis Kirsis	Chief Legal Officer
Elizabeth Fogarty	Chief Communications Officer
Maryclaire Hammond	Chief Human Resources Officer from January 1, 2023, through November 3, 2023
This proxy statement discloses the compensation of our principal executive officer, principal financial officer and four next highest compensated executive officers (collectively, the “NEOs”), based on compensation for the year ended December 31, 2023.

2023 COMPANY PERFORMANCE HIGHLIGHTS

Overview

2023 marked another outstanding year for GXO. Under the leadership of our NEOs, GXO has firmly established itself as the leading pure-play logistics provider and delivered on its promise to make outsourced logistics a gamechanger for customers.
Highlights of our full-year 2023 performance include:
■$9.8 billion of revenue;
■$229 million of net income attributable to GXO;
■$1.92 of diluted EPS and $2.59 of adjusted diluted EPS*;
■$741 million of adjusted EBITDA*;
■$558 million of cash flow from operations; and
■$302 million of free cash flow*.
*See Annex A for reconciliations of non-GAAP financial measures.
In 2023, GXO’s revenue reached an all-time record, and our pipeline of $2.0 billion contains significant opportunities across all verticals and geographies.
Throughout 2023, GXO continued to lay strong foundations for its future performance. Specifically, we made investments to strengthen our technology advantage and we took important steps to make our business simpler and more efficient.
Looking forward, the three powerful global trends of ecommerce, outsourcing and supply chain resilience continue to drive accelerated growth in our industry.
Businesses are facing increasingly complex challenges. Rising consumer expectations, rapidly evolving technology and multiplying supply chain risks will continue to drive demand for innovative warehousing solutions. Our differentiated combination of industry-leading technology, global scale and trusted expertise enable us to help more customers meet these challenges and continue to set GXO apart.
Our global reach—approximately 200 million square feet across more than 970 facilities and a team of over 130,000 members worldwide—gives us a unique ability to meet the needs of the world’s largest multinational companies. Our leading position throughout North America and Western Europe allows us to share best practices across geographies and serve customers at the highest level, which is a major competitive advantage and a key growth driver for GXO.

23	GXO Logistics, Inc.

We believe we are the best in the industry in terms of tech implementation, automation and data analytics, and our technological edge is fundamental to how we win and retain business. In 2023, we deployed the most technology in our history. We are constantly enhancing our capabilities to add more value and efficiency to customers’ operations and we are proud of our continuing efforts to successfully make the workplace safer and more fulfilling for our team members.
Our technology is augmented by our deep and broad relationships with our customers, which are among the world’s most sophisticated and successful brands. We have the global scale to be a trusted partner for our customers around the world, and our understanding of our customers’ operations enables us to continue to win market share at a record pace.
OUR COMPENSATION PHILOSOPHY AND EXECUTIVE COMPENSATION PROGRAM OBJECTIVES
GXO’s executive compensation philosophy is founded on the following core objectives:
■Attract high-impact, results-oriented executives who will contribute to GXO’s goals of enhancing financial performance, growing our business and maximizing stockholder value.
■Ensure that each executive receives market-competitive total compensation that drives performance and encourages his or her long-term retention through business and individual performance assessments.
■Maintain executives' focus on the company’s top priorities and advancement of our goals of profitable growth, innovation, operational excellence and customer satisfaction.
■Set ambitious targets that incentivize our executives to drive long-term stockholder value creation without unnecessary risk.
■Align the interests of our executives with those of our stockholders by emphasizing high growth and high returns in our long-term, performance-based incentives.
■Incorporate stockholder feedback into the Committee’s decision-making process.
STOCKHOLDER OUTREACH AND ENGAGEMENT
We believe that regular stockholder engagement is key to strong corporate governance and we recognize the value of engaging in constructive dialogue with stockholders on numerous topics, including business strategy, governance, executive compensation, corporate sustainability reporting and other important matters. We strive to continually improve in these areas and we value the opportunity to hold ongoing discussions with stockholders throughout the year. Our investor relations team engages regularly with both existing and prospective stockholders. Feedback from these sessions is shared with executive management and reflected in our strategic priorities.
The Committee believes the results from our 2023 stockholder say-on-pay vote convey strong support for our executive compensation program. The Committee considers the results of the say-on-pay vote and stockholder feedback when designing and deciding on future executive compensation programs.

24	GXO Logistics, Inc.

COMPENSATION GOVERNANCE HIGHLIGHTS
The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy.

WHAT WE DO	WHAT WE DON’T DO
Significant emphasis on variable compensation. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis.

No exceptional perquisites. Our NEOs have no relocation benefits or supplemental pension or retirement savings beyond what is provided broadly to all GXO employees. In addition, our NEOs have no perquisites such as personal use of company aircraft, executive health services, club memberships, stipends or financial planning services.

Substantial portion of compensation subject to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or financial-related performance goals measured over service-based vesting periods. The Committee also continually reviews the full portfolio of GXO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk and aligned with stockholder returns and value creation while sustaining the NEO’s focus on the company’s strategic objectives.

No pledging or hedging of company stock without preclearance. Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without preclearance. In addition, without preclearance, they are prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to hedge or offset or have the effect of hedging or offsetting any decrease in the market value of company equity securities.

Stock ownership policies. The Board has established stock ownership guidelines and stock retention requirements that encourage the strong ownership mindset that exists among our executives.	No guaranteed annual salary increases or bonuses. Salary increases are not guaranteed annually and are benchmarked against market data. We do not guarantee bonus payouts.
Clawback policy. Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation.
No stock option repricing or discounted exercise price. Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. GXO does not provide golden parachute excise tax gross-ups.
Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives for incorporation into its decision-making process around governance, compensation and sustainability practices.

No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading “Role of the Committee’s Independent Compensation Consultant.”

THE COMMITTEE’S COMPENSATION DECISION-MAKING PROCESS
In 2023, the Committee met six times and took four actions by unanimous written consent to discuss executive compensation and other items pursuant to its charter. In addition to the regular responsibilities of the Committee, members of the Board were invited to attend internal monthly and quarterly operating review meetings with executive management. These meetings included in-depth reviews of the company’s financial results, as well as discussions about operational execution, sales, customer service, technology initiatives, process innovation, human capital management, safety, the market landscape and business growth trajectories. The meetings also included a review of key performance indicators that track the company’s achievement of financial and non-financial objectives. Multiple Committee members attended these sessions to remain well-informed of the company’s financial and operational performance.
The Committee believes in an approach that balances evaluating individual and company performance results against formulaic programs to ensure maximum alignment with stockholder interests. The decision-making process incorporates an element of discretion, allowing the Committee to utilize a balanced, multi-dimensional approach to NEO compensation that includes a review of performance against goals.
NEO Compensation-Setting Process
The Committee considers several key factors in determining executive compensation.

25	GXO Logistics, Inc.

KEY FACTORS CONSIDERED IN DETERMINING EXECUTIVE COMPENSATION
1
The company’s financial results relative to publicly disclosed targets for 2023
■Our senior executives established rigorous goals for adjusted EBITDA, organic revenue and free cash flow that were approved by the Committee. Progress against these goals was reviewed with the Board periodically throughout the year. Performance against these goals was considered by the Committee when determining annual incentives.

2
The current value of realized and future realizable payouts of previously awarded stock compensation
■Stock-based compensation represents a significant portion of total realizable pay, and as a result, the Committee evaluates the current value of GXO stockholdings to assess whether there is sufficient compensation at risk of forfeiture and value fluctuation tied to the company’s performance.

3
Analysis of total reward levels relative to our core peer group and general industry
■The Committee, with input from management and its independent advisor, established the compensation peer group used in benchmarking executive compensation levels to ensure that the peer companies reflect realistic characteristics comparable to GXO.
■The companies comprising the compensation peer group have similar or adjacent business models and source talent from the same labor pools as GXO. In determining the peer group, the following factors were considered: (i) whether the company is publicly traded on a major U.S. stock exchange, (ii) whether the company is within a revenue range comparable to GXO, (iii) whether the company is operating in an industry similar or adjacent to logistics and (iv) whether the company has displayed a degree of peer similarity.
■Additionally, the Committee reviews general industry market data for similarly sized companies based on revenue as a secondary reference. Given the significant number of senior executives hired from outside the transportation and logistics industry, general industry market data contributes to a comprehensive view of the market landscape.
■The combined consideration of the compensation peer group and general industry data ensures a balanced view of operating characteristics and performance comparability to GXO.

GXO Compensation Peer Group
The Committee, with input from management and its independent compensation consultant, developed a compensation peer group consisting of 18 companies to assist in making 2023 compensation decisions. A number of screening criteria were used to determine the selected companies as detailed in the table above. Our compensation peer group had 2022 annual revenues ranging from $0.43 billion to $100.34 billion with median revenues of $7.89 billion. Our 2022 revenue of $8.99 billion positioned GXO at the 54th percentile of our compensation peer group. For 2023 compensation decisions, the compensation peer group consisted of the companies below:

Americold Realty Trust	Flex Ltd.
Aspen Technology, Inc.	Iron Mountain Incorporated
Avnet, Inc.	Pitney Bowes Inc.
C.H. Robinson Worldwide, Inc.	Rockwell Automation, Inc.
Celestica Inc.	Rollins, Inc.
Cintas Corporation	Ryder System, Inc.
Emerson Electric Co.	Sanmina Corporation
Expeditors International of Washington, Inc.	The Descartes Systems Group Inc.
FedEx Corporation	United Parcel Service, Inc.

26	GXO Logistics, Inc.

Pay Elements
Our executive compensation program consists of three primary elements: base salary, annual short-term incentive awards and annual long-term incentive awards. These elements are described in more detail below.

ELEMENT	PURPOSE	PAY-FOR-PERFORMANCE DESIGN
BASE SALARY	■To attract and retain high-performing executives	■Fixed cash compensation corresponds to experience and job scope and is aligned with market levels, typically with the lowest weighting in total compensation mix
ANNUAL SHORT-TERM INCENTIVE	■To reward annual performance and individual contributions that support strategy and results
■Executives become eligible for a bonus if threshold goals are met or exceeded
■Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, organic revenue and free cash flow, with awards ranging from zero to a cap of 200% of target

ANNUAL LONG-TERM INCENTIVE	■To retain key executives and to align the interests of GXO executives with the achievement of sustainable long-term growth and performance
■The Committee designs long-term incentive awards to motivate executives to achieve goals over an extended period; the Committee takes a strategic approach to the timing of grants to align awards with the company’s strategy and stockholder returns

Target Pay Mix
We believe our NEO compensation program supports our Compensation Philosophy and Executive Compensation Program Objectives through a mix of compensation levers. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis. For 2023, 83% of our CEO Target Compensation mix and on average 74% of our Other NEOs Target Compensation mix is variable compensation as displayed in the charts below.

CEO Target Compensation	Other NEOs Target Compensation

83% Variable Pay	74% Variable Pay on Average
EXECUTIVE COMPENSATION ELEMENTS AND OUTCOMES FOR 2023
Annual Base Salary
Annual base salary provides a fixed incentive that corresponds to an executive’s experience and job scope providing a stable and secure source of income at a market-competitive level. The Committee reviews base salaries annually to align with current market levels and considers other compensatory factors. The Committee reviewed market and peer data to determine the base salaries for our NEOs effective April 1, 2023. The base salary of Mr. Wilson was increased from $750,000 to make progress against the market median rate and recognize leadership effectiveness. To make progress against the market median rate and recognize significant contributions, the base salaries of Mr. Oran increased from

27	GXO Logistics, Inc.

$600,000, Mr. Kirsis from $425,000, Ms. Fogarty from $400,000 and Mr. Cawston from $463,514. The 2023 annual base salaries are set forth in the table below.

Executive Officer	Annual Base Salary (USD)
Malcolm Wilson	$850,000(1)
Baris Oran	$630,000
Richard Cawston	$547,264(2)
Karlis Kirsis	$465,000(1)
Elizabeth Fogarty	$420,000
Maryclaire Hammond	$450,000(1)
(1)Annual base salaries for non-U.S. executive officers were determined in USD and converted and paid in British Pounds Sterling.
(2)Mr. Cawston's salary was determined in British Pounds Sterling prior to his appointment as a Section 16 officer and shown in USD for illustrative purposes at an exchange rate of approximately £1=$1.244 (the yearly average exchange rate during fiscal 2023 available on the Internal Revenue Service website).
Annual Short-Term Incentive Target Opportunity
Our short-term incentive program is at risk and contingent on the achievement of financial goals. It is designed to reward annual performance that supports the company's strategy and results. Each NEO is eligible for a target short-term incentive (“STI”) amount. The Committee reviewed market and peer data to determine the STI target opportunity for our NEOs. The Target STI Opportunity percentage of Mr. Wilson was increased to make progress against the market median rate and recognize leadership effectiveness. The other NEOs had no changes to Target STI Opportunity percentage. The table below reflects the 2023 annual STI opportunity of each NEO.

Executive Officer	Annualized Base Salary	Target STI Opportunity (as a % of Base Salary)	Target STI Opportunity
Malcolm Wilson	$850,000	150%	$1,275,000
Baris Oran	$630,000	100%	$630,000
Richard Cawston	$547,264	100%	$547,264
Karlis Kirsis	$465,000	100%	$465,000
Elizabeth Fogarty	$420,000	75%	$315,000
Maryclaire Hammond	$450,000	75%	$337,500
Annual Short-Term Incentive Payout Eligibility and Range
The evaluation of short-term incentive payouts is based on a review of key performance measures that are of preeminent importance to the company and our stockholders. For the 2023 performance year, the Committee determined that the threshold goals per metric must be met or exceeded for NEOs to become eligible for a short-term incentive award, assuming they remained employed on the payment date. Based on the Committee’s 2023 decision-making framework, cash STI payments are subject to a payout range of 0% to a cap of 200% of target, with straight-line interpolation results for all values in between.
2023 Annual Short-Term Incentive Financial Results Relative to Targets
As part of the company’s forecasting process for 2023, senior executives established goals for three key performance indicators, which were reviewed with the Committee: adjusted EBITDA, organic revenue and free cash flow, as shown below. These metrics were selected as key indicators that are important to the company and our stockholders, while also strongly supporting our compensation philosophy. They are a reflection of strong company performance and aligned with the prevalent short-term incentive practices of our peers. Additionally, we believe these metrics are in line with our earnings-based focus, driving organic revenue as we continue to increase our capabilities for customers while monitoring free cash flow for future actions that would improve shareholder value. The Committee requested that the compensation consultant review the 2023 short-term incentive design and concluded that no substantive changes were necessary compared to previous design. Performance based on a scorecard of these three weighted metrics (as set forth below) were considered by the Committee when determining the 2023 annual incentive amounts for our NEOs.
■50%—Adjusted EBITDA;
■30%—Organic Revenue; and
■20%—Free Cash Flow.

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As a result of the company's financial achievement against 2023 Targets, listed in the chart below, our NEOs were eligible for a 2023 STI payout of 119.61% of their individual target STI opportunity. The Committee reserves the right to reduce the payout percentage based on other factors, but the Committee took no such action for the 2023 STI payouts.

PRIMARY PERFORMANCE INDICATORS SUPPORTING COMMITTEE ASSESSMENT
Key Measures(1)	Weighting	2023 Targets	Financial Achievements %
Adjusted EBITDA(2)	50%	$715 million	112%
Organic Revenue(2)	30%	$9,620 million	78%
Free Cash Flow(2)	20%	$192 million	200%
(1)Excludes impact of the PFSweb acquisition.
(2)See Annex A for a description of non-GAAP financial measures.
2023 Annual Short-Term Incentive Payout
Below is a summary of our NEOs’ total annual STI opportunity at target and Total Actual STI payout as approved by the Committee with respect to 2023 final key measure outcomes. On November 7, 2023, the company entered into a settlement agreement with Ms. Hammond in connection with her termination as Chief Human Resources Officer effective November 3, 2023, and separation from employment with the company without cause on December 31, 2023. See the “Potential Payments Upon Termination or Change in Control” table for further details of the separation payments made to Ms. Hammond in connection with the termination of her employment without cause, which includes a STI payment (as part of her negotiated settlement) calculated at actual performance level for 2023.

STI FOR PERFORMANCE YEAR 2023
		Target		Actual
Executive Officer	Base Salary	Annual STI Opportunity (% of Base Salary)	Annual STI Opportunity	STI Funding Percentage	Total Actual STI
Malcolm Wilson	$850,000	150%	$1,275,000	119.61%	$1,525,049
Baris Oran	$630,000	100%	$630,000	119.61%	$753,554
Richard Cawston	$547,264(1)	100%	$547,264	115.86%	$634,061
Karlis Kirsis	$465,000	100%	$465,000	119.61%	$556,194
Elizabeth Fogarty	$420,000	75%	$315,000	119.61%	$376,777
(1)Mr. Cawstons salary was determined in British Pounds Sterling and shown in USD for illustrative purposes at an exchange rate of approximately £1=$1.244 (the yearly average exchange rate during fiscal 2023 available on the Internal Revenue Service website).
Additionally, a one-time cash bonus award of $217,622 was paid to Mr. Cawston with respect to a new agreement being signed by both GXO and a key customer. This bonus opportunity was granted and paid to Mr. Cawston in 2023 prior to his appointment as Chief Revenue Officer.
2023 LTI Design
GXO’s 2023 LTI program consists of two equity vehicles, performance share units (“PSUs”) and restricted stock units (“RSUs”), that are designed to align NEO performance with the interests of our stockholders and incentivize outperformance through achievement of long-term goals while building retention among our key leaders. The Committee takes the view that long-term awards should incorporate ambitious strategic goals, with payouts tied to meeting rigorous measures that are tailored to the drivers of future outperformance without incurring unnecessary risk.
In structuring the 2023 PSUs, the Committee carefully considered our long-term strategy and market practice to drive the right behaviors and results. The Committee wanted to build a long-term award structure that incentivizes our NEOs to achieve sustainable value creation, focused on organic growth, while ensuring the continued health of the overall business. To achieve this, the following three performance metrics and weightings were selected:

Metric	Weighting
Relative total shareholder return (rTSR) to outperform S&P Midcap 400 Index	34%
3-year cumulative annual organic revenue growth	33%
3-year average annual adjusted EBITDA conversion to free cash flows	33%
The use of organic revenue growth in this long-term plan focuses on our ability to grow over the three-year performance period. The selection of adjusted EBITDA conversion to free cash flows focuses on our capacity to generate cash flow from

29	GXO Logistics, Inc.

our adjusted EBITDA. These financial metrics are key to both our short- and long-term strategic plans. They are also fundamental metrics used by investors to assess our performance. Further, the rTSR metric was selected to align pay with the performance of GXO stock relative to other large public companies.
The PSUs granted by GXO to executive officers, including our NEOs, in 2023 have a three-year performance measurement period ending on December 31, 2025, and a four-year vesting period ending on January 15, 2027. The PSUs are subject to a payout range of 0% to a cap of 200% of target, with straight-line interpolation results for all values in between.
RSUs help us retain our key leaders and also provide a direct incentive to build stockholder value and contribute retention value in our LTI design. RSUs vest in equal installments on the first, second, third and fourth anniversaries of the grant date.
2023 LTI Mix and Awards
The Committee approved long-term incentive awards in 2023 comprised of 70% PSUs and 30% time-based RSUs for key positions, including for Mr. Wilson, Mr. Oran and Mr. Cawston. All other executive officer positions have awards comprised of 50% PSUs and 50% RSUs.

Executive Officer	PSUs Awarded (#)(1)	RSUs Awarded (#)(1)
Malcolm Wilson	52,333	22,429
Baris Oran	25,120	10,766
Richard Cawston	20,934	8,972
Karlis Kirsis	12,959	12,959
Elizabeth Fogarty	5,981	5,981
Maryclaire Hammond	5,483	5,483
(1)The grant date fair value of the awards in accordance with FASB ASC Topic 718 can be found in the “Grants of Plan-Based Awards” table.
2024 LTI STRUCTURE
The following is a preview of the long-term incentive structure that the Committee put in place for 2024.
The Committee has approved the long-term incentive awards for 2024, with a mix of 70% PSUs and 30% time-based RSUs for Mr. Wilson and Mr. Oran and 50% PSUs and 50% time-based RSUs for all other executive officers.
The Committee was guided by the same rationale as described above for the 2023 PSU grant and made certain modifications as described below. The 2024 PSU grant has the following characteristics:
■Continues to provide for a three-year performance period (2024–2026) consistent with previous PSU grants.
■Core metrics and weightings are consistent with 2023 PSU grants, with refreshed goal-setting for the applicable performance period.
■Achievement of the performance threshold yields a 50% payout and achievement of the maximum performance yields a 200% payout (capped). For performance between threshold and maximum, results will be interpolated on a straight-line basis. Performance below the performance threshold will result in a 0% payout.
■The addition of an operating return on invested capital modifier that can leverage the final payout percent by ±10%, with a 200% aggregate cap payout. The Committee added an operating return on invested capital modifier to increase alignment with shareholders and strengthen the long-term view of the long-term incentive structure.
■Moved to a three year vesting period with the addition of a one year post-vest lockup period. The Committee modified the PSU vesting schedule from four years to three years to align our executives vesting experience with general market practice while maintaining a four year characteristic with the addition of the one-year post-vest lockup period.
Additionally, the 2024 RSUs will vest ratably over a three year period. Consistent with the changes to the PSUs, the Committee changed from a four-year vesting schedule to a three-year ratable vesting schedule to align with general market practice.
OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK
Our compensation framework ensures a strong linkage between pay and performance with an emphasis on performance-based variable compensation. To effectively govern incentive compensation and ensure the arrangements do not indirectly encourage taking actions that conflict with our long-term interests, we adhere to the following governance framework.
Stock Ownership Policies
We believe that executive equity ownership in the company mitigates a number of risks, including risks related to executive attrition and undue risk-taking.

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Guidelines
Stock ownership guidelines are expressed as a multiple of each NEO’s annual base salary:
■CEO: 6x annual base salary
■Other NEOs: 3x annual base salary
Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested RSUs subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.
Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than five years from the date of appointment.
As of the Record Date, each NEO was in compliance with our stock ownership guidelines.
Clawback Policy
Overview
Our NEOs have historically been subject to a clawback policy with respect to long-term and annual short-term incentive compensation, which has served as an important tool in mitigating risk associated with the company’s compensation program.
In 2023, the NYSE adopted new listing standards addressing policy requirements for the mandatory recovery of executive incentive-based compensation by issuers with securities listed on the exchange. Following the adoption of these NYSE listing standards, the Committee approved and adopted the Amended and Restated Clawback Policy, effective as of October 2, 2023 (the Clawback Policy), which replaced our prior policy and adheres to the listing standards of the NYSE and the rules of the SEC.
The Clawback Policy applies to each NEO in the event of: (i) a breach of the restrictive covenants, (ii) termination of his or her employment by our company for cause, (iii) his or her engagement in certain misconduct that contributes to any material loss to our company or its affiliates or (iv) the company being required to prepare a restatement due to material noncompliance with a financial reporting requirement. Upon the occurrence of (i), (ii) or (iii), the company may terminate or cancel any LTI award; require the NEO to forfeit or remit to the company any amounts payable or the after-tax net amount paid or received with respect to any LTI award; or forfeit or remit any shares of the company’s common stock that were received in connection with the LTI award. If the company is required to prepare a restatement, the Clawback Policy provides for recoupment of erroneously awarded incentive compensation received by covered employees (current and former executive officers) during the three fiscal years that precede the date the company is required to prepare the restatement.
As discussed further below, each NEO shall also be subject to any other clawback as may be required by applicable law or pursuant to an agreement between the NEO and the company.
Long-term incentive compensation
In addition, if an NEO has engaged in certain misconduct that contributes to any material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash bonus or annual bonus previously paid, net of any taxes paid by the NEO on such bonus; (ii) cancel any earned but unpaid cash bonus or annual bonus; and/or (iii) adjust the NEO’s future compensation to recover an appropriate amount with respect to the material loss.
Annual short-term incentive compensation
In addition, if an NEO has engaged in certain willful misconduct that contributes to any material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash bonus or annual bonus previously paid, net of any taxes paid by the NEO on such bonus; (ii) cancel any earned but unpaid cash bonus or annual bonus; and/or (iii) adjust the NEO’s future compensation to recover an appropriate amount with respect to the material loss.
Additional provision
To the extent that the rules adopted by the NYSE or the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our NEO service agreements and to the extent the company is required to implement any additional clawback provisions pursuant to applicable law, the NEOs will each be subject to such additional clawback provisions pursuant to such rules as described under the heading “Agreements with NEOs and Severance Plan—Clawbacks.”
Role of the Committee
The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with GXO’s compensation philosophy. The Committee is tasked with: (i) reviewing the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but

31	GXO Logistics, Inc.

works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed below.
Role of Management
Executive management provides input to the Committee, including with respect to the Committee’s evaluation of executive compensation practices. In particular, our chief executive officer, Mr. Wilson, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent advisor before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with GXO’s compensation philosophy and stockholder interests.
Role of the Committee’s Independent Compensation Consultant
The Committee’s independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation and provides general advice and support to the Committee and the Committee’s chair. Meridian Compensation Partners, LLC served as the Committees independent compensation consultant through May 2023. Beginning in June 2023, the Committee retained F.W. Cook as its independent compensation consultant. The compensation consultants do not provide any other services to the company.
As part of the consultants’ engagement with the Committee, they reviewed our executive compensation peer group and conducted a competitive analysis of compensation, including base pay, short-term incentives, long-term incentives and other compensation components as needed. The compensation consultant also assisted the Committee with a variety of other issues, including analysis of share usage of our equity compensation plan, trends and regulatory developments in executive compensation, setting CEO compensation, the design and establishment of performance metrics and goals under our variable incentive plans, reviewing our compensation risk analysis and reviewing this Compensation Discussion and Analysis.
The Committee considered the independence of the compensation consultants in light of applicable SEC rules and NYSE Listing Standards. After taking into account the absence of any relationships with management and members of the Committee, as well as the compensation consultants internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent the firms from serving as independent compensation consultants to the Committee. On an annual basis, the Committee reviews the services performed by and the fees paid to the compensation consultant.
OTHER COMPENSATION-RELATED ITEMS
Equity Granting Policy
All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. The Committee does not target a specific time during the year to make equity grants, but grant dates are always on or after the date of Committee approval.
Benefits
Our U.S. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the GXO 401(k) Plan and insurance benefit programs. Our U.K. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participating in the company pension and top-up plans as well as car allowances. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation” table following this Compensation Discussion and Analysis.
Agreements with NEOs
We believe that it is in the best interests of our company to enter into agreements with our NEOs, which allow the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading “Agreements with NEOs and Severance Plan” and the tables that follow this Compensation Discussion and Analysis.
Separation from Employment of Ms. Hammond
Following Ms. Hammonds separation from the company without cause on December 31, 2023, and pursuant to the terms of her service agreement, the GXO Logistics, Inc. Severance Plan (the "Severance Plan"), and the settlement agreement, Ms. Hammond received the following payments and benefits from the company in exchange for agreeing to a general release of claims in favor of the company and other promises by Ms. Hammond in the settlement agreement, including: (i) a cash lump sum payment equal to twelve (12) months of pay in lieu of notice, consisting of base salary, employer pension contributions and car allowance, totaling a gross amount of $525,044; (ii) a lump sum payment of $403,689, equal to the actual target bonus for the 2023 performance year, to be paid in April 2024; (iii) a lump sum equivalent to any accrued but unused holiday paid time off for 2023; (iv) global tax support for a transition period; (v) twelve (12) months of outplacement services; (vi) reimbursement of legal fees in connection with the settlement agreement; (vii) private medical insurance and dental coverage for up to twelve (12) months from the separation date; (viii) a lump sum ex gratia payment of $346,050, less applicable taxes and withholdings, for loss of office, to be paid in April 2025; (ix) accelerated vesting of 8,412 shares of company common stock pursuant to the terms of the equity compensation awards; and (x) accelerated vesting of an additional 3,893 shares of company common stock granted under the terms of equity compensation awards that would have otherwise been forfeited as of the separation date, subject to a two-year lock-up. Ms. Hammond’s severance benefits are

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detailed in the “Potential Payments Upon Termination or Change of Control” table following this Compensation Discussion and Analysis.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers.
As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.
COMPENSATION COMMITTEE RISK OVERSIGHT
The Committee monitors the risks associated with our compensation philosophy and programs. The Committee ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders while holding our senior leadership team accountable. The Committee believes that the company’s compensation policies and practices for its employees are not reasonably likely to give rise to risk that would have a material adverse effect on the company. In reaching this conclusion, we considered the following:
■the Committee consists solely of independent non-employee directors and has engaged an independent external compensation consultant to assist with creating the executive compensation program;
■our executive compensation program is heavily weighted toward variable compensation;
■a substantial portion of executive compensation consists of performance-based awards that are subject to meaningful stock price and/or financial-related performance goals;
■we have adopted a stock ownership policy for directors and executive officers that requires directors and executive officers to own meaningful levels of the company’s stock;
■we have adopted a clawback policy for our executive officers that provides for certain long-term incentive compensation and annual bonus (STI) forfeiture; and
■we have adopted an insider trading policy that prohibits pledging or holding company securities in a margin account without preclearance.
COMPENSATION COMMITTEE REPORT
The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Compensation Committee
Jason Papastavrou, Ph.D., Chair
Marlene Colucci, Member
Joli Gross, Member

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COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information concerning the total compensation earned by our NEOs for the year ended December 31, 2023.
Certain amounts paid to or earned by certain NEOs were paid in British Pounds Sterling. In the tables below, amounts for fiscal 2023 were converted to U.S. dollars at an exchange rate of approximately £1=$1.244 (the yearly average exchange rate during fiscal 2023 available on the Internal Revenue Service website).

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Malcolm Wilson(4)	2023	$827,325	$—		$4,221,221	$1,525,049	$160,067	$6,733,662
Chief Executive Officer	2022	$661,025	$—		$2,964,294	$1,095,854	$130,385	$4,851,558
	2021	$537,024	$1,500,000		$6,746,322	$1,287,351	$106,236	$10,176,933
Baris Oran(5)	2023	$605,308	$—		$2,026,207	$753,554	$27,751	$3,412,820
Chief Financial Officer	2022	$586,154	$—		$3,847,196	$635,280	$62,276	$5,130,906
	2021	$371,539	$750,000		$4,917,000	$894,000	$91,558	$7,024,097
Richard Cawston	2023	$526,306	$217,662	(6)	$1,688,570	$634,061	$70,850	$3,137,449
Chief Revenue Officer
Karlis Kirsis	2023	$457,290	$—		$1,416,717	$556,194	$47,906	$2,478,107
Chief Legal Officer	2022	$392,278	$—		$973,070	$510,245	$45,283	$1,920,876
	2021	$363,441	$500,000		$1,349,421	$757,755	$46,144	$3,016,761
Elizabeth Fogarty(7)	2023	$403,539	$—		$653,874	$376,777	$13,200	$1,447,390
Chief Communications	2022	$390,769	$—		$583,842	$317,640	$—	$1,292,251
Officer	2021	$127,692	$100,000		$349,970	$149,408	$—	$727,071
Maryclaire Hammond(8)	2023	$450,262	$—		$599,413	$—	$73,652	$1,123,327
Former Chief Human Resources Officer	2022	$398,691	$—		$778,456	$363,611	$121,342	$1,662,100
	2021	$351,653	$350,000		$1,274,332	$524,636	$119,631	$2,620,251

(1)The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2023 as computed in accordance with FASB ASC Topic 718. The grant date value of performance share units included in this column is based upon the probable outcome at the time of grant, which is at target. See footnote 2 of the “Grants of Plan-Based Awards” table for the maximum value of the performance share units. For additional information related to the measurement of stock-based compensation awards, please see “Notes to Consolidated Financial Statements—Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2023.
(2)On March 12, 2024, the Committee awarded Mr. Wilson, Mr. Oran, Mr. Cawston, Mr. Kirsis and Ms. Fogarty 2023 annual incentive compensation pursuant to the company’s Annual Incentive Plan (“AIP”). Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, organic revenue and free cash flow, with awards ranging from 0% to a maximum of 200% of target. The three weighted metrics considered when determining the 2023 annual incentive amounts were (i) adjusted EBITDA weighted at 50%, (ii) organic revenue weighted at 30% and (iii) free cash flow weighted at 20%. See “Compensation Discussion and Analysis – Executive Compensation Elements and Outcomes for 2023” for additional details.
(3)The components of “All Other Compensation” for 2023 are detailed in the “All Other Compensation” table.
(4)Mr. Wilson did not receive additional compensation for his service as a director.
(5)Mr. Oran joined GXO in May 2021.
(6)The amount reflected in this column for 2023 represents the one-time cash bonus award earned by Mr. Cawston, made prior to his appointment as Chief Revenue Officer, in respect to a new agreement being signed by both GXO and a key customer.
(7)Ms. Fogarty joined GXO in September 2021.
(8)On November 7, 2023, the company entered into a settlement agreement with Ms. Hammond in connection with her termination as Chief Human Resources Officer effective November 3, 2023, and separation from employment with the company without cause on December 31, 2023. Please see the "Potential Payments Upon Termination or Change in Control" table below for severance payments paid to Ms. Hammond in connection with her termination from the company without cause on December 31, 2023.
We compensate our NEOs pursuant to the terms of their respective offer letter and service agreement, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our agreements with our NEOs, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and GXO Severance Plan.”

34	GXO Logistics, Inc.

All Other Compensation Table
The following table sets forth the amounts included in the “All Other Compensation” column in the “Summary Compensation” table for our NEOs in 2023.

	Matching Contributions to 401(k) Plan(1)	Perquisites and Other Personal Benefits(2)	Relocation(3)	Relocation Gross-up(4)	Total
Malcolm Wilson	$—	$160,067	$—	$—	$160,067
Baris Oran	$13,200	$—	$7,904	$6,647	$27,751
Richard Cawston	$—	$70,850	$—	$—	$70,850
Karlis Kirsis	$—	$32,820	$8,350	$6,736	$47,906
Elizabeth Fogarty	$13,200	$—	$—	$—	$13,200
Maryclaire Hammond	$—	$62,414	$6,050	$5,187	$73,652
(1)Amounts in this column represent the company’s contributions to the 401(k) Plan for Mr. Oran and Ms. Fogarty. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.
(2)Amounts in this column include the annual pension allowance for Mr. Wilson ($147,181) and Mr. Cawston ($57,964), and also pension top-up payments for Mr. Kirsis ($19,934) and Ms. Hammond ($49,528) along with the car allowance benefits for these executives as outlined in their offer letters and consistent with other U.K. senior employees ($12,886 each for Mr. Wilson, Mr. Cawston, Mr. Kirsis and Ms. Hammond).
(3)Amounts in this column reflect relocation benefits provided by the company as outlined in their offer letters.
(4)Amounts in this column reflect the tax gross-ups provided in respect to the relocation benefits provided by the company.

Grants of Plan-Based Awards
The following table sets forth additional details regarding grants of equity and non-equity plan-based awards. Additional information relevant to the equity awards shown in this table is included under the heading “Outstanding Equity Awards at Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Malcolm Wilson	—	Cash Bonus	$637,500	$1,275,000	$2,550,000	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	22,429	$1,125,039
	3/7/2023(5)	PSU	—	—	—	26,167	52,333	104,666	—	$3,096,182
Baris Oran	—	Cash Bonus	$315,000	$630,000	$1,260,000	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	10,766	$540,023
	3/7/2023(5)	PSU	—	—	—	12,560	25,120	50,240	—	$1,486,185
Richard Cawston	—	Cash Bonus	$273,632	$547,264	$1,094,528	—	—	—	—	—
	3/9/2023(6)	Cash Bonus	—	217,662	217,662	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	8,972	$450,036
	3/7/2023(5)	PSU	—	—	—	10,467	20,934	41,868	—	$1,238,534
Karlis Kirsis	—	Cash Bonus	$232,500	$465,000	$930,000	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	12,959	$650,023
	3/7/2023(5)	PSU	—	—	—	6,480	12,959	25,918	—	$766,694
Elizabeth Fogarty	—	Cash Bonus	$157,500	$315,000	$630,000	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	5,981	$300,007
	3/7/2023(5)	PSU	—	—	—	2,991	5,981	11,962	—	$353,867
Maryclaire Hammond	—	Cash Bonus	$168,750	$337,500	$675,000	—	—	—	—	—
	3/7/2023	RSU	—	—	—	—	—	—	5,483	$275,027
	3/7/2023(5)	PSU	—	—	—	2,742	5,483	10,966	—	$324,386
(1)On March 7, 2024, the Committee awarded Mr. Wilson, Mr. Oran, Mr. Cawston, Mr. Kirsis, and Ms. Fogarty 2023 annual incentive compensation pursuant to the company’s AIP. Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, organic revenue and free cash flow, with awards ranging from 0% to a cap of 200% of target. The three weighted metrics considered

35	GXO Logistics, Inc.

when determining the 2023 annual incentive amounts were (i) adjusted EBITDA weighted at 50%, (ii) Organic Revenue weighted at 30% and (iii) Free Cash Flow weighted at 20%. See "Compensation Discussion and Analysis – Executive Compensation Elements and Outcomes for 2023" for additional details. See the "Potential Payments Upon Termination or Change in Control" table for further details of the separation payments made to Ms. Hammond in connection with the termination of her employment without cause, which includes a STI payment (as part of her negotiated settlement) calculated at actual performance level for 2023.
(2)The maximum value of the awards at the grant date are as follows: Mr. Wilson - $5,250,047, Mr. Oran - $2,520,038, Mr. Cawston - $2,100,099, Mr. Kirsis - $1,300,047, Ms. Fogarty - $600,014 and Ms. Hammond - $550,055.
(3)Time-based restricted stock units granted to all NEOs will vest in equal increments on the first, second, third and fourth anniversaries of the grant date.
(4)The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2023 as computed in accordance with FASB ASC Topic 718. The grant date value of performance share units included in this column is based upon the probable outcome at the time of grant, which is at target. See footnote 2 above for the maximum value of these awards. For additional information related to the measurement of stock-based compensation awards, please see “Notes to Consolidated Financial Statements—Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2023.
(5)The payout of performance share units will be determined based on the achievement of specific goals calculated over a three-year period beginning January 1, 2023 and ending on December 31, 2025. These performance share units have a four-year vesting period ending on January 15, 2027. The maximum payout amount for the performance share units is 200% of target, and the threshold payout amount is 50% of target. No amount is payable if actual performance does not meet the threshold goal. See "Compensation Discussion and Analysis – 2023 LTI Design" for additional details.
(6)This amount represents the one-time cash bonus award earned by Mr. Cawston, made prior to his appointment as Chief Revenue Officer, in respect to a new agreement being signed by both GXO and a key customer.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2023. Upon the spin-off of GXO from XPO (the “Spin-Off”), outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.

	Option Awards						Stock Awards
									Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested($)(5)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(6)	Market of Payment Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Malcolm Wilson	65,968	(7)	197,910	(7)	$64.91	6/7/2031	40,685	$2,488,295	78,583	$4,806,136
Baris Oran	54,973	(8)	164,925	(8)	$65.60	5/17/2031	41,391	$2,531,474	42,620	$2,606,639
Richard Cawston	41,232	(9)	123,691	(9)	$64.91	6/7/2031	18,705	$1,143,998	32,747	$2,002,807
Karlis Kirsis	10,995	(10)	32,984	(10)	$64.13	7/15/2031	22,479	$1,374,816	19,209	$1,174,822
Elizabeth Fogarty	—		—		$—	—	10,198	$623,710	9,731	$595,148
Maryclaire Hammond	10,995	(11)	32,984	(11)	$64.91	6/7/2031	13,051	$798,199	10,483	$641,140
Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a termination of employment.
(1)For 12 months following the vesting date, shares issued upon the exercise of stock options are subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase or other transfers or dispositions.
(2)Options were awarded by the Compensation Committee of the Board, and the exercise price is equal to the closing price of the company’s common stock on the day the awards were granted subject to the conversion methodology as previously described.
(3)Options awarded by the Compensation Committee expire 10 years after the grant date.
(4)Restricted stock units and earned performance shares vest subject to the individual terms of each award agreement as follows:
~~■~~Restricted stock units granted in March 2021 to Mr. Wilson for 7,006 shares, Mr. Cawston for 4,670 shares, Mr. Kirsis for 3,270 shares and Ms. Hammond for 2,568 shares vest in two equal annual installments on March 10, 2024, and March 10, 2025. Ms. Hammond's 2024 and 2025 installments of this award will not vest.
■Restricted stock units granted in September 2021 to Ms. Fogarty for 1,405 shares vest on September 1, 2024.
■Restricted stock units granted in March 2022 to Mr. Wilson for 11,250 shares, Mr. Cawston for 5,063 shares, Mr. Kirsis for 6,250 shares and Ms. Hammond for 5,000 shares vest in three equal annual installments on April 1, 2024, April 1, 2025, and April 1, 2026. Ms. Hammond's 2024, 2025 and 2026 installments of this award will not vest.

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■Restricted stock units granted in March 2022 to Mr. Oran for 5,625 shares and Ms. Fogarty for 2,812 shares vest in three equal annual installments on April 1, 2024, April 1, 2025, and April 1, 2026.
■Restricted stock units granted in March 2022 to Mr. Oran for 25,000 shares vesting in two equal annual installments on April 1, 2024, and April 1, 2025.
■Restricted stock units granted in March 2023 to Mr. Wilson for 22,429 shares, Mr. Oran for 10,766 shares, Mr. Cawston for 8,972 shares, Mr. Kirsis for 12,959 shares, Ms. Fogarty for 5,981 shares and Ms. Hammond for 5,483 shares vest in four equal annual installments on March 7, 2024, March 7, 2025, March 7, 2026, and March 7, 2027. Ms. Hammond's 2024, 2025, 2026 and 2027 installments of this award will not vest.
(5)The values reflected in this column were calculated using $61.16, the closing price of the company’s common stock on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023.
(6)The quantity of performance share units in this column reflects gross shares if actual performance meets target goal. See "Compensation Discussion and Analysis – 2023 LTI Design" for additional details on 2023 PSU design. In aggregate, the forecasted achievement of 2022 PSU goals at the conclusion of fiscal year 2023 exceeded threshold performance and, as a result, the table reflects target performance value.
(7)On June 7, 2022, Mr. Wilson vested in 26,387 stock options representing 10% of the original 263,878 stock options granted. On June 7, 2023, Mr. Wilson vested in 39,581 stock options representing 15% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 20% of the original grant quantity on the third anniversary of the grant date, (2) 25% of the original grant quantity on the fourth anniversary of the grant date and (3) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.
(8)On May 17, 2022, Mr. Oran vested in 21,989 stock options representing 10% of the original 219,898 stock options granted. On May 17, 2023, Mr. Oran vested in 32,984 stock options representing 15% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 20% of the original grant quantity on the third anniversary of the grant date, (2) 25% of the original grant quantity on the fourth anniversary of the grant date and (3) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was May 17, 2021.
(9)On June 7, 2022, Mr. Cawston vested in 16,493 stock options representing 10% of the original 164,923 stock options granted. On June 7, 2023, Mr. Cawston vested in 24,739 stock options representing 15% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 20% of the original grant quantity on the third anniversary of the grant date, (2) 25% of the original grant quantity on the fourth anniversary of the grant date and (3) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.
(10)On July 15, 2022, Mr. Kirsis vested in 4,398 stock options representing 10% of the original 43,979 stock options granted. On July 15, 2023, Mr. Kirsis vested in 6,597 stock options representing 15% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 20% of the original grant quantity on the third anniversary of the grant date, (2) 25% of the original grant quantity on the fourth anniversary of the grant date and (3) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was July 15, 2021.
(11)On June 7, 2022, Ms. Hammond vested in 4,398 stock options representing 10% of the original 43,979 stock options granted. On June 7, 2023, Ms. Hammond vested in 6,597 stock options representing 15% of the original stock options granted. Ms. Hammond forfeited the remaining unvested options on her termination date.
Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested for our NEOs during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Malcolm Wilson	—	$—	55,716	$2,763,507
Baris Oran	—	$—	1,875	$94,613
Richard Cawston	—	$—	52,667	$2,890,767
Karlis Kirsis	—	$—	13,407	$703,251
Elizabeth Fogarty	—	$—	2,344	$139,017
Maryclaire Hammond	—	$—	5,596	$301,990
(1)The values reflected in this column were calculated by multiplying the number of shares that vested in 2023 by the closing price of the company’s common stock on the NYSE on each applicable vesting date.
Potential Payments Upon Termination or Change of Control
The following table sets forth the amounts of compensation that would be due to Mr. Wilson, Mr. Oran, Mr. Kirsis, Ms. Fogarty and Mr. Cawston pursuant to their respective offer letter, confidential information protection agreement and service agreement, as applicable, and our Severance Plan upon the termination events as summarized below, as if each such event had occurred on December 31, 2023. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will be determined only upon the actual occurrence of any such event. For Ms. Hammond, the following table sets forth the amount of compensation that was due in connection with her actual separation of employment without cause on December 31, 2023.
For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and Severance Plan.”

37	GXO Logistics, Inc.

	Malcolm Wilson	Baris Oran		Richard Cawston	Karlis Kirsis	Elizabeth Fogarty		Maryclaire Hammond(1)
Termination without Cause:
Cash severance(2)(3)	$2,550,000	$1,698,554	(4)	$1,094,528	$930,000	$1,006,777	(4)	$1,274,783	(5)
Acceleration of equity-based awards(6)(7)	$2,530,067	$1,936,876		$1,131,215	$822,969	$381,088		$752,574	(8)
Continuation of medical/dental benefits(9)	$2,019	$21,816		$1,967	$1,346	$6,262		$1,656
Total	$5,082,086	$3,657,246		$2,227,710	$1,754,315	$1,394,127		$2,029,013
Voluntary Termination:
Cash severance(2)(10)	$850,000	$—		$547,264	$465,000	$—		$—
Acceleration of equity-based awards(6)(7)	$—	$—		$—	$—	$—		$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—		$—
Total	$850,000	$—		$547,264	$465,000	$—		$—
Termination for Cause:
Cash severance	$—	$—		$—	$—	$—		$—
Acceleration of equity-based awards	$—	$—		$—	$—	$—		$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—		$—
Total	$—	$—		$—	$—	$—		$—
Disability:
Cash severance	$—	$—		$—	$—	$—		$—
Acceleration of equity-based awards(6)(7)	$2,297,598	$1,936,876		$976,236	$714,471	$381,088		$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—		$—
Total	$2,297,598	$1,936,876		$976,236	$714,471	$381,088		$—
Death:
Cash severance	$—	$—		$—	$—	$—		$—
Acceleration of equity-based awards(6)(7)	$7,294,431	$5,138,113		$3,146,804	$2,549,638	$1,218,858		$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—		$—
Total	$7,294,431	$5,138,113		$3,146,804	$2,549,638	$1,218,858		$—
Change of Control and No Termination:
Cash severance	$—	$—		$—	$—	$—		$—
Acceleration of equity-based awards(6)(7)	$—	$—		$—	$—	$—		$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—		$—
Total	$—	$—		$—	$—	$—		$—
Change of Control and Termination without Cause or for Good Reason:(7)(11)
Cash severance(2)(12)	$6,587,500	$3,150,000		$2,736,320	$2,325,000	$1,785,000		$—
Acceleration of equity-based awards(6)(7)(11)	$7,294,431	$5,138,113		$3,146,804	$2,549,638	$1,218,858		$—
Continuation of medical/dental benefits(9)	$2,019	$21,816		$1,967	$1,346	$6,262		$—
Total	$13,883,950	$8,309,929		$5,885,091	$4,875,984	$3,010,120		$—

38	GXO Logistics, Inc.

(1)On November 3, 2023, Ms. Hammond transitioned from the company’s CHRO to special paid leave. The values reflected in this column are payments in connection with her separation from the company without cause on December 31, 2023.
(2)Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(3)In the event of a termination by our company without Cause, cash severance payable to the NEO under the Severance Plan will be reduced, dollar for dollar, by other income earned by such NEO and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable NEO may separately be entitled to receive from the company or any affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation or statutory scheme. In the event of a termination by our company without Cause, the cash severance payable to Mr. Wilson, Mr. Kirsis and Mr. Cawston under the Severance Plan is greater than the amount and value of pay in lieu of notice under the respective NEO’s U.K. service agreement. Under the non-duplication provisions within the Severance Plan, any payment of salary during the notice period and/or payment in lieu of notice would be offset against the payments payable to Mr. Wilson, Mr. Kirsis and Mr. Cawston under the plan. As such, the calculations of cash severance pay for Mr. Wilson, Mr. Kirsis and Mr. Cawston in the above table reflect the respective NEO’s maximum cash severance payable under the Severance Plan, using the respective NEO’s base salary effective as of December 31, 2023, plus a pro rata portion of the applicable NEO’s target bonus for the year in which termination occurs. In the event of a termination by our company without Cause, Mr. Oran and Ms. Fogarty will be entitled to the greater of the cash severance payable under the Severance Plan or the cash severance payable under their respective confidential information protection agreement. The calculations of severance pay for Mr. Oran and Ms. Fogarty in the above table reflect the respective NEO’s maximum cash severance payable under the respective confidential information protection agreement, using the respective NEO’s base salary effective as of December 31, 2023, plus a pro rata portion of the NEO’s award under the AIP for the year in which termination occurs, payable during the 18-month post-termination non-compete period.
(4)Our company has the right to extend the period during which Mr. Oran and Ms. Fogarty are bound by the non-competition covenant in his or her confidential information protection agreement for up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran and Ms. Fogarty, as applicable, would be entitled to receive cash compensation equal to his or her monthly base salary as in effect on the date his or her employment terminated, plus an amount equal to 50% of the respective NEO’s target bonus amount under the AIP for the year in which termination occurs. Fully extending the non-compete provision would increase the amounts shown as “Cash Severance” by up to $1,200,000 for Mr. Oran and $700,000 for Ms. Fogarty. These amounts assume the company fully extended the non-compete periods.
(5)Following Ms. Hammond's separation from the company without cause on December 31, 2023, and pursuant to the terms of her service agreement, the Severance Plan and the settlement agreement, Ms. Hammond received the following payments and benefits from the company in exchange for agreeing to a general release of claims in favor of the company and other promises by Ms. Hammond in the settlement agreement, including: (i) a cash lump sum payment equal to twelve (12) months of pay in lieu of notice, consisting of base salary, employer pension contributions and car allowance, totaling a gross amount of $525,044; (ii) a lump sum payment of $403,689, calculated at actual performance level for 2023 STI, to be paid in April 2024; (iii) a lump sum equivalent to any accrued but unused holiday paid time off for 2023; (iv) global tax support for a transition period; (v) twelve (12) months of outplacement services; (vi) reimbursement of legal fees in connection with the settlement agreement; (vii) private medical insurance and dental coverage for up to twelve (12) months from the separation date; (viii) a lump sum ex gratia payment of $346,050, less applicable taxes and withholdings, for loss of office, to be paid in April 2025; (ix) accelerated vesting of 8,412 of company common stock pursuant to the terms of the equity compensation awards; and (x) accelerated vesting of an additional 3,893 shares of company common stock granted under the terms of equity compensation awards that would have otherwise forfeited as of the separation date, subject to a two-year lock-up.
(6)The values reflected in this column were calculated using $61.16, the closing price of a company share on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023.
(7)Other awards, including future awards issued under the company’s 2021 Omnibus Incentive Compensation Plan and awards that GXO assumed in connection with the Spin-Off, provide for pro-rata vesting in connection with certain terminations of employment. In cases of a Change of Control, awards accelerate only if they are not assumed or substituted, along with an involuntary termination or termination for Good Reason.
(8)Pursuant to the terms of the separation agreement and the equity award agreements, Ms. Hammond is entitled to pro-rata vesting upon termination without cause on December 31, 2023. Amount shown includes standard pro-rata vesting upon termination without cause pursuant to the applicable award agreements and additionally includes 3,893 time-based restricted stock units subject to accelerated vesting, pursuant to the terms of Ms. Hammond’s separation agreement.
(9)The amounts of continued medical and dental benefits shown in the table for Mr. Wilson, Mr. Kirsis and Ms. Hammond reflect payment under the Severance Plan of a lump sum amount to the applicable NEO in lieu of the per annum costs for the company or its affiliate to provide health benefits for the applicable NEO pursuant to applicable law. The amounts were converted to U.S. dollars at an exchange rate of approximately £1=$1.244 (the yearly average exchange rate during fiscal 2023 available on the Internal Revenue Service website). The amounts of continued medical and dental benefits shown in the table for Mr. Oran and Ms. Fogarty (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without Cause, continued medical and dental benefits for Mr. Oran and Ms. Fogarty would cease when the respective NEO commences employment with a new employer. The amounts of continued medical and dental benefits shown in the table for Ms. Hammond have been calculated based upon the per annum cost for the company or its affiliate to provide health benefits to Ms. Hammond for twelve (12) months following her termination date.
(10)In the event of a resignation by either Mr. Wilson, Mr. Kirsis or Mr. Cawston, the amounts shown assume they receive full pay in lieu of notice under the respective NEO’s U.K. service agreement or they receive the money as a monthly payment of salary because they either work out their notice period or they are placed on garden leave for the notice period. If the NEO resigns, the NEO and the company will most likely agree to a shorter notice period, reducing the amount of money that would have to be paid to the NEO.
(11)The stock options our NEOs received in connection with their offer letters accelerate only if they are not assumed or substituted and otherwise provided for vesting only upon an involuntary termination or termination for Good Reason following a Change of Control.
(12)Pursuant to the Severance Plan discussed below, in the event of a termination without Cause or by the NEO for Good Reason upon or within two (2) years of a “change in control” (as defined in the Severance Plan), the applicable NEO (other than Mr. Wilson) will receive a lump sum cash severance payment equal to two times the sum of the NEO’s annual base salary and target annual bonus plus a pro-rata portion of the applicable NEO’s target bonus, and Mr. Wilson will receive two and one-half times the sum of his annual base salary and target annual bonus, plus a pro-rata portion of his target bonus.

CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to the compensation of our median employee. The pay ratio and annual total

39	GXO Logistics, Inc.

compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.
Identifying the Median Employee
We previously identified our median employee using our world-wide employee population as of December 31, 2021, and measuring compensation based on total pay actually received over the period January 1, 2021, to December 31, 2021. There has been no material change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we calculated the 2023 pay ratio set forth below using the same median employee that we used to calculate our 2021 and 2022 pay ratios.
■The median employee was identified by calculating the 2021 cash compensation for the population of 74,902 employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using the average currency conversion rates during December 2021.
■As of December 31, 2021, GXO had 74,902 employees globally, including 20,974 U.S. employees and 53,928 non-U.S. employees. In determining the identity of our median employee, we excluded a total of 650 employees from China (283), Hong Kong (13), Ireland (68) and Singapore (286). After excluding these countries and employees, we determined the identity of the median employee from a population of 74,252 employees (20,974 U.S. employees and 53,278 non-U.S. employees). This employee group included full-time, part-time and seasonal employees.
Annual Compensation of Median Employee using Summary Compensation Table Methodology
After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we used for our CEO in the 2023 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards and 401(k) company match. The compensation for our median employee was $47,779 and the compensation for our CEO was $6,733,662.
2023 Pay Ratio
Based on the above information, we reasonably estimate that for 2023 our CEO’s annual total compensation was 141 times that of the median of the annual total compensation of all our employees excluding the CEO. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies.
PAY VERSUS PERFORMANCE DISCLOSURE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation “actually paid” (referred to as “Compensation Actually Paid” or the “CAP Amounts”) to the Chief Executive Officer (“CEO”) and the Other Named Executive Officers (“Other NEOs”) and the financial performance of the company. Compensation Actually Paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review the "Compensation Discussion and Analysis" disclosure of this Proxy Statement.
The financial performance measures included in the table below are the company’s total shareholder return (“TSR”), peer groups TSR, based on the S&P 500 Technology Index and the S&P 500 Transportation Index (as disclosed under Item 201(e) of Regulation S-K), and the company’s GAAP Net Income. Adjusted EBITDA was identified by the company as the most important financial measure used to link Compensation Actually Paid to company performance for the most recent fiscal year.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total to CEO(1)	Compensation Actually Paid to CEO(1,2)	Average Summary Compensation Table Total to Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1,2)	Total Shareholder Return(3)		Peer Group Total Shareholder Return(3,4)		Peer Group Total Shareholder Return(3,5)		GAAP Net Income ($ Millions)		Adjusted EBITDA ($ Millions)(6)
2023	$6,733,662	$11,859,635	$2,319,819	$4,183,239	$96.97		$129.52		$102.32		$233		$741
2022	$4,851,558	($9,395,561)	$2,501,533	($1,117,148)	$67.69		$82.06		$90.89		$200		$728
2021	$10,176,933	$19,626,392	$3,347,045	$5,218,189	$144.01	(7)	$114.28	(7)	$111.02	(7)	$161	(7)	$611	(7)
(1)The CEO was Malcolm Wilson for all years in the table. The Other NEOs were inclusive of Baris Oran, Karlis Kirsis, Maryclaire Hammond and Elizabeth Fogarty for all years in the table and additionally inclusive of Richard Cawston in 2023.
(2)The following table describes the adjustments to calculate the CAP Amounts from the Summary Compensation Table Amounts (“SCT Amounts”). Pursuant to the applicable rules, the amounts in the “Stock Awards” column from the Summary Compensation Table are subtracted

40	GXO Logistics, Inc.

from the SCT Amounts and the values reflected in the table below are added or subtracted as applicable. The fair value of equity awards was computed in accordance with the company’s methodology used for financial reporting purposes.

	2023		2022*		2021*
	CEO	Other NEOs**	CEO	Other NEOs**	CEO	Other NEOs**
Total Compensation as reported in Summary Compensation Table (SCT)	$6,733,662	$2,319,819	$4,851,558	$2,501,533	$10,176,933	$3,347,045
Aggregate grant date fair value of stock awards granted during the year	(4,221,221)	(1,276,956)	(2,964,294)	(1,545,641)	(6,746,322)	(1,972,681)
Year-end fair value of stock awards granted in current year	5,641,348	1,690,157	1,323,040	767,803	12,250,385	3,497,007
Change in fair value from end of prior fiscal year to vesting date for stock awards made in prior fiscal years that vested during current fiscal year	717,897	292,963	(2,242,230)	(418,447)	120,827	23,468
Change in fair value of stock awards from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	2,987,949	1,157,256	(10,363,633)	(2,422,397)	3,824,569	323,350
Compensation Actually Paid	$11,859,635	$4,183,239	($9,395,561)	($1,117,148)	$19,626,392	$5,218,189
* Stock award values in reporting years 2021 and 2022 were amended from previous proxy disclosure to reflect the revision in stock option fair value methodology consistent with SEC CD&I 128D.21. Additionally, the 2021 reporting year stock award values were amended from previous proxy disclosure to consider the stock award values for the full year consistent with SEC CD&I 128D.14, including the period prior to our Spin-Off from XPO.
** Amounts presented are averages for the entire group of Other NEOs in each respective year they were NEOs.
(3)TSR, in the case of both the company and the peer groups, for Year 2021 reflects the cumulative return of $100 as if invested on August 2, 2021, the date of the Spin-Off, through the end of the 2021 fiscal year and assumes the reinvestment of dividends. TSR for Year 2022 and 2023 reflects the cumulative return of $100 as if invested from August 2, 2021 through the end of each fiscal year and assumes the reinvestment of dividends.
(4)The peer group used is the S&P 500 Technology Index.
(5)The peer group used is the S&P 500 Transportation Index.
(6)See Annex A for reconciliation of non-GAAP financial measures.
(7)Reflects the full year 2021, including periods prior to the Spin-Off.
Relationship Between Compensation Actually Paid and Performance Measures
The following graphs describe the relationships between the CAP Amounts (as calculated above) for our CEO and Other NEOs as compared to our TSR, GAAP Net Income and Adjusted EBITDA. In addition, the first chart below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

41	GXO Logistics, Inc.

Most Important Financial Performance Measures
The following is a list of the most important financial performance measures used by the company to link compensation actually paid to the NEOs and company performance for the fiscal year ended December 31, 2023:

Financial Performance Measures*
Adjusted EBITDA
Organic Revenue
Free Cash Flow
* See “Non-GAAP Financial Measures” in Annex A for additional information.
AGREEMENTS WITH NEOS AND SEVERANCE PLAN
XPO or GXO entered into offer letters and service agreements with each of the NEOs. These offer letters and service agreements became effective and to the extent applicable GXO assumed such agreements as of the Spin-Off date. Also, in connection with the Spin-Off, GXO adopted an executive severance plan. The material terms of these letters, service agreements and the Severance Plan are described below.

42	GXO Logistics, Inc.

Special Note Regarding the Spin-Off
Upon the Spin-Off, outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement between GXO and XPO. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.
Offer Letter and Service Agreement with Chief Executive Officer
The offer letter and service agreement with Malcolm Wilson provide for Mr. Wilson to serve as Chief Executive Officer of GXO and to receive an annual compensation package consisting of a base salary of £468,000, a target annual bonus award of 115% of base salary, an annual equity award consisting of 30% restricted stock units and 70% performance-based restricted stock units with a total target value of $850,000 for the 2021 performance year and a pension allowance equal to 17.79% of base salary. In addition, the offer letter and service agreement provide for an XPO equity award of 120,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Wilson’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off as described above under “Special Note Regarding the Spin-Off.” Mr. Wilson’s base salary is subject to annual review and adjustment by the Committee. Mr. Wilson’s annual base salary was $850,000, effective April 1, 2023.
Offer Letter with Chief Financial Officer
The offer letter with Baris Oran provides for Mr. Oran to serve as Chief Financial Officer of GXO and to receive an annual compensation package consisting of a base salary of $600,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 30% restricted stock units and 70% performance-based restricted stock units with a total target value of $800,000 for the 2021 performance year. In addition, the offer letter provides for an XPO equity award of 100,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Oran’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Oran’s base salary is subject to annual review and adjustment by the Committee. Mr. Oran’s annual base salary was $630,000, effective April 1, 2023.
Offer Letter and Service Agreement with Chief Revenue Officer
The offer letter and service agreement with Richard Cawston provide for Mr. Cawston to serve as the President - Europe and to receive an annual compensation package consisting of a base salary of £310,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 30% restricted stock units and 70% performance-based restricted stock units with a total target value of $600,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 75,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Cawston's continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” In December 2023, Mr. Cawston assumed the newly-created role of Chief Revenue Officer. Mr. Cawston's base salary is subject to annual review and adjustment by the Committee. Mr. Cawston's annual base salary was $547,264, effective December 15, 2023.

Offer Letter and Service Agreement with Chief Legal Officer
The offer letter and service agreement with Karlis Kirsis provide for Mr. Kirsis to serve as the Chief Legal Officer and to receive an annual compensation package consisting of a base salary of £310,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 50% restricted stock units and 50% performance-based restricted stock units with a total target value of $350,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 20,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Kirsis’ continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Kirsis also entered into a U.K. pension top-up agreement with XPO in connection with his role with GXO following the Spin-Off, which states that XPO will provide a top-up to his pension account of 4% of base salary, subject to his individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Mr. Kirsis’ base salary is subject to annual review and adjustment by the Committee. Mr. Kirsis’ annual base salary was $465,000, effective April 1, 2023.

43	GXO Logistics, Inc.

Offer Letter with Chief Communications Officer
The offer letter with Elizabeth Fogarty provides for Ms. Fogarty to serve as Chief Communications Officer of GXO and to receive an annual compensation package consisting of a base salary of $400,000, a target annual bonus award of 75% of base salary and an annual equity award of RSUs with a total target value of $450,000 that will vest in installments over the three-year period following the grant date, subject to Ms. Fogarty’s continued employment with GXO through each applicable vesting date. Ms. Fogarty’s base salary is subject to annual review and adjustment by the Committee. Ms. Fogarty’s annual base salary was $420,000, effective April 1, 2023.
Offer Letter, Service Agreement and Separation with Chief Human Resources Officer
The offer letter and service agreement with Maryclaire Hammond provide for Ms. Hammond to serve as the Chief Human Resources Officer of GXO and to receive an annual compensation package consisting of a base salary of £288,000, a target annual bonus award of 75% of base salary and an annual equity award consisting of 50% restricted stock units and 50% performance-based restricted stock units with a total target value of $350,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 20,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Ms. Hammond’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Ms. Hammond also entered into a U.K. pension top-up agreement with XPO in connection with her role with GXO following the Spin-Off, which states that XPO will provide a top-up to her pension account of 4% of base salary, subject to her individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Ms. Hammond’s base salary is subject to annual review and adjustment by the Committee. Ms. Hammond’s annual base salary was $450,000, effective April 1, 2022.
Following Ms. Hammonds separation from the company without cause on December 31, 2023, and pursuant to the terms of her service agreement, the Severance Plan, and the settlement agreement, Ms. Hammond received the following payments and benefits from the company in exchange for agreeing to a general release of claims in favor of the company and other promises by Ms. Hammond in the settlement agreement, including: (i) a cash lump sum payment equal to twelve (12) months of pay in lieu of notice, consisting of base salary, employer pension contributions, and car allowance, totaling a gross amount of $525,044; (ii) a lump sum payment of $403,689, calculated at actual performance level for 2023 STI, to be paid in April 2024; (iii) a lump sum equivalent to any accrued but unused holiday paid time off for 2023; (iv) global tax support for a transition period; (v) twelve (12) months of outplacement services; (vi) reimbursement of legal fees in connection with the settlement agreement; (vii) private medical insurance and dental coverage for up to twelve (12) months from the separation date; (viii) a lump sum ex gratia payment of $346,050, less applicable taxes and withholdings, for loss of office, to be paid in April 2025; (ix) accelerated vesting of 8,412 shares of company common stock pursuant to the terms of the equity compensation awards; and (x) accelerated vesting of an additional 3,893 shares of company common stock granted under the terms of equity compensation awards that would have otherwise been forfeited as of the separation date, subject to a two-year lock-up. Ms. Hammond’s severance benefits are detailed in the “Potential Payments Upon Termination or Change of Control” table following this compensation discussion and analysis.

GXO Severance Plan
In connection with the Spin-Off, GXO adopted a severance plan. The eligible participants under the Severance Plan include the NEOs and our other executive officers and key members of executive management.
Pursuant to the Severance Plan, any GXO executive officer whose employment is terminated without Cause at any time other than within the two years following a “change in control” (as such terms are defined in the Severance Plan) of GXO would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and continuing compliance with the officer’s confidential information protection agreement that includes restrictive covenants relating to confidentiality, ownership of intellectual property, non-hire and non-solicitation of employees, non-solicitation of customers, non-competition and non-disparagement):
■continuation of annual base salary for 18 months (for the Chief Executive Officer) or 12 months (for other executive officers);
■a prorated target annual bonus for the year of termination (the “Prorated Bonus”); and
■up to 18 months (for the Chief Executive Officer) or 12 months (for other executive officers) of healthcare benefit coverage continuation at the active employee rate for healthcare benefit coverage or a cash payment in lieu thereof (the “Healthcare Benefit”).
Pursuant to the Severance Plan, any GXO executive officer whose employment is terminated without Cause or who resigns for Good Reason on or within the two years following a “change in control” (as such terms are defined in the Severance Plan) of GXO, would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and

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continuing compliance with the officer’s confidential information protection agreement, service agreement or other similar contractual obligations):
■a lump sum cash severance payment equal to two and one-half times (for the Chief Executive Officer) and two times (for other executive officers) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus;
■the Prorated Bonus; and
■the Healthcare Benefit.
The Severance Plan provides that in the event that the payments and benefits to a NEO in connection with a change in control, whether pursuant to the Severance Plan or otherwise, are subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the IRS Code, then the officer will either receive all such payments and benefits and pay the excise tax or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the officer.
Cash severance payable to the executive officer under the Severance Plan will be reduced, dollar for dollar, by other income earned by such executive officer and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable executive officer may separately be entitled to receive from the company or any affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation or statutory requirement in respect of the applicable termination of employment, including pursuant to the GXO confidential information protection agreement, as applicable, which provides for minimum payments of the GXO executive officer’s base salary, plus a pro rata portion of the applicable executive officer’s award under the AIP for the year in which termination occurs, for 18 months following termination if the executive officer is terminated without cause.
Clawbacks
Under certain agreements with the NEOs, the applicable NEO is subject to certain long-term incentive compensation clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his or her employment by our company for cause or (3) his or her engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.
Furthermore, under certain agreements with the NEOs, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.
In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his or her severance payments.
In certain circumstances, the triggering event must have occurred within a certain period for us to be able to cause the forfeiture or clawback of the equity-based awards, annual bonus or severance payments.
Each NEO shall also be subject to any other clawback policy of the company as may be in effect from time to time or any clawback as may be required by applicable law. See “Our Executive Compensation Governance Framework” section for further details regarding our clawback policy.
Restrictive Covenants
Under the NEO service agreements and confidential information protection agreements, as applicable, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of one year thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a minimum period of one year thereafter. In addition, under the confidential information protection agreements for Mr. Oran and Ms. Fogarty, our company has the right to extend the non-competition covenant up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran and Ms. Fogarty, as applicable, would be entitled to receive cash compensation equal to his or her monthly base salary in effect on the date of termination, plus an amount equal to 50% of the respective NEO’s target bonus amount under the AIP for the year in which termination occurs.

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EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of December 31, 2023, with respect to the company’s compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,702,408	$64.72	7,544,234
Equity compensation plans not approved by security holders	—	—	—
Total	2,702,408	$64.72	7,544,234
(1)Represents 1,337,262 RSUs, 294,514 PSUs and 1,070,632 options outstanding.
(2)The weighted average exercise price is based solely on the 1,070,632 outstanding options.

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AUDIT-RELATED MATTERS

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Audit Committee (“we” in this Audit Committee Report) currently consists of Mr. Shaffer (chair), Ms. Ashe and Ms. Chatfield.
The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under the Securities and Exchange Commission ("SEC") rules, the listing standards of NYSE, our Audit Committee charter and the independence standards set forth in the GXO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and GXO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.gxo.com.
In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include oversight of: (i) GXO’s accounting and financial reporting processes, including the effectiveness of the company’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of GXO’s financial statements, (iii) GXO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of GXO’s outside auditors and (v) the performance of GXO’s outside auditors and internal audit function. Management is responsible for GXO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of GXO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of GXO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and our outside auditor KPMG LLP ("KPMG"). Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing (“PCAOB”) and the SEC.
KPMG also provided us with the written disclosures and a letter required by applicable requirements of the PCAOB regarding the outside auditor's communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to GXO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.
Based on our review of GXO’s audited consolidated financial statements with management and KPMG, KPMG’s report on such financial statements and the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in GXO’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
Audit Committee
Oren Shaffer, Chair
Gena Ashe, Member
Clare Chatfield, Member
POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY THE OUTSIDE AUDITORS
The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be

47	GXO Logistics, Inc.

paid. Any such approval must be reported to the Audit Committee at its next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2023 and 2022 and the fees paid for such services.
SERVICES PROVIDED BY THE OUTSIDE AUDITORS
As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2024 on April 15, 2024.
The following table shows the fees for audit and other services provided by KPMG for fiscal years 2023 and 2022.

Fee Category	2023	2022
Audit Fees	$5,750,000	$5,400,000
Audit-Related Fees	65,100	22,500
Tax Fees	77,982	—
All Other Fees	1,035,020	1,127,000
Total Fees	$6,928,102	$6,549,500
Audit Fees. This category includes fees for professional services rendered by KPMG for 2023 and 2022, for the audits of our financial statements included in our Annual Report on Form 10-K and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with subsidiary audits and statutory requirements.
Audit-Related Fees. The 2023 and 2022 fees include services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting.
Tax Fees. Tax fees generally consist of U.S. and foreign tax compliance and related planning and assistance with tax refund claims, tax consulting, expatriate tax services and tax-related advisory services. Independent risks are mitigated by established safeguards following agreed upon standard work.
All Other Fees. This category represents fees for all other services or products provided but not covered by the categories above.

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PROPOSALS TO BE PRESENTED
AT THE ANNUAL MEETING

Proposal 1: Election of Directors
Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve as Class III directors until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified:
Brad Jacobs
Marlene Colucci
Oren Shaffer
All of the nominees for directors listed above were appointed in connection with the Spin-Off. Mr. Jacobs, the company’s chairman, identified Ms. Colucci and Mr. Shaffer as director candidates and presented such candidates to the Nominating, Corporate Governance and Sustainability Committee as highly qualified candidates. Upon the recommendation of the Nominating, Corporate Governance and Sustainability Committee, the Board appointed Ms. Colucci as vice chair on August 2, 2021, and Mr. Shaffer as lead independent director on August 2, 2021. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”
In the event that any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.
REQUIRED VOTE
The election of each of the three (3) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the election to our Board of Directors of each of the nominees listed above.

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Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2024
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2024. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2021.
We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.
Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.
REQUIRED VOTE
Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024.

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Proposal 3: Advisory Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of GXO Logistics, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2024 Annual Meeting of Stockholders.
We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders while also enabling us to attract and retain talented executives.
This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board. Although the resolution is non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.
At the 2022 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This frequency will continue until the next required non-binding advisory vote is held on the frequency of advisory votes on executive compensation in 2028, per the SEC rules.
REQUIRED VOTE
Approval of this advisory resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the advisory approval of the resolution to approve executive compensation.

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Proposal 4: Charter Amendment to the Amended and Restated Certificate of Incorporation

A recent amendment to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) authorizes Delaware corporations to eliminate or limit the personal liability of certain officers for monetary damages associated with claims of breach of the duty of care in certain instances (referred to as “exculpation”). Prior to this amendment, exculpation from personal liability for monetary damages associated with breaches of the duty of care could be provided to directors but could not be provided to officers.
The company’s amended and restated certificate of incorporation (the “charter”) provides for the exculpation of directors from personal liability for monetary damages associated with breaches of the fiduciary duty of care but does not have a similar limitation of liability for our officers. The company is asking its stockholders to approve an amendment to the charter to add a provision exculpating officers of the company from personal liability for monetary damages associated with claims of breach of the fiduciary duty of care, as now permitted under the DGCL (the “officer exculpation amendment”).
Proposed Charter Amendment

In the course of the Board’s ongoing evaluation of the company’s corporate governance practices, the Board has determined that the officer exculpation amendment would reduce the unequal and inconsistent treatment of directors and officers associated with claims related to alleged breach of the fiduciary duty of care and improve alignment of officers and directors on duty of care responsibilities. The officer exculpation amendment also would better position the company to continue to attract and retain top management talent by providing this additional protective provision.
Consistent with the recent amendment to the DGCL, the officer exculpation provision only permits exculpation for direct claims brought by stockholders (as opposed to derivative claims made by stockholders on behalf of the corporation). Further, as with the director exculpation provision currently contained in our charter, the officer exculpation amendment does not apply to breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct, a knowing violation of law or claims related to any transaction in which the officer derived an improper personal benefit. Therefore, considering the narrow class and type of claims for which officers’ liability would be exculpated and the benefits the Board believes would accrue to the company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Board has determined that it is in the best interests of the company and its stockholders to approve the Officer Exculpation Amendment.
The text of the proposed officer exculpation amendment, which would modify Article VIII of the charter, is attached as Annex B to this proxy statement. On April 15, 2024, the Board approved the officer exculpation amendment and declared that it was advisable to submit the amendment to stockholders for a vote. If approved by our stockholders, the officer exculpation amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which the company would file promptly following the Annual Meeting.
REQUIRED VOTE
For the officer exculpation amendment to become effective, this proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. If the Officer Exculpation Amendment does not receive this level of approval, the Charter will not be amended to implement the Officer Exculpation Amendment.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the charter amendment to the amended and restated certificate of incorporation.

OTHER MATTERS
We do not expect that any matter other than the foregoing proposals will be brought before the Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board or, if no recommendation is given, in accordance with their judgment.

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ADDITIONAL INFORMATION

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
If you would like to receive a printed copy of our 2023 Annual Report or this Proxy Statement, please contact us at: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by telephone at (203) 489-1287, and we will send a copy to you without charge.
A NOTE ABOUT OUR WEBSITE
Although we include references to our website, www.gxo.com, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.
We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the investor relations section of our website. Accordingly, investors should monitor the investor relations section of our website in addition to following our press releases, SEC filings and public conference calls and webcasts.

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ANNEX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND EBITA
(Unaudited)

	Year Ended December 31,
(In millions)	2023	2022
Net income attributable to GXO	$229	$197
Net income attributable to noncontrolling interests	4	3
Net income	$233	$200
Interest expense, net	53	29
Income tax expense (benefit)	33	64
Depreciation and amortization expense	361	329
Transaction and integration costs	34	61
Restructuring costs and other	32	32
Unrealized (gain) loss on foreign currency options and other	(5)	13
Adjusted EBITDA(1)	$741	$728
Less: Depreciation	290	261
Adjusted EBITA(1)	$451	$467
(1)See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF CASH FLOWS FROM OPERATIONS TO FREE CASH FLOW
(Unaudited)

	Year Ended December 31,
(In millions)	2023	2022
Cash flows from operations	$558	$542
Capital expenditures	(274)	(342)
Proceeds from sales of property and equipment	18	40
Free Cash Flow (1)	$302	$240

Cash flows from operations to net income attributable to GXO	243.7%	275.1%
Free cash flow conversion (1)(2)	40.8%	33.0%
(1)See the “Non-GAAP Financial Measures” section below for additional information.
(2)The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

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RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(Unaudited)

	Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
Net income attributable to GXO	$229	$197
Amortization expense	71	68
Transaction and integration costs	34	61
Restructuring costs and other	32	32
Unrealized (gain) loss on foreign currency options and other	(5)	13
Income tax associated with the adjustments above(1)	(30)	(36)
Discrete tax benefit(2)	(22)	—
Adjusted net income attributable to GXO(3)	$309	$335

Adjusted basic earnings per share(3)	$2.60	$2.86
Adjusted diluted earnings per share(3)	$2.59	$2.85

Weighted-average common shares outstanding
Basic	118,908	117,050
Diluted	119,490	117,616

(1)The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2)Discrete tax benefit from intangible assets and the release of valuation allowances.
(3)See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF REVENUE TO ORGANIC REVENUE
(Unaudited)

	Year Ended December 31,
(In millions)	2023	2022
Revenue	$9,778	$8,993
Revenue from acquired business(1)	(460)	—
Revenue from deconsolidation	—	(20)
Foreign exchange rates	(140)	—
Organic revenue(2)	$9,178	$8,973
Revenue growth(3)	8.7%
Organic revenue growth(2)(4)	2.3%
(1)The Company excludes revenue from the acquired business in the current period for which there are no comparable revenues in the prior period.
(2)See the “Non-GAAP Financial Measures” section below for additional information.
(3)Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4)Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

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RETURN ON INVESTED CAPITAL
(Unaudited)

Adjusted EBITA, net of income taxes paid:

(In millions)	Year Ended December 31, 2023
Adjusted EBITA(1)	$451
Less: Cash paid for income taxes	(84)
Adjusted EBITA(1), net of income taxes paid	$367
(1)See the “Non-GAAP Financial Measures” section below for additional information.

Return on Invested Capital:

	Year Ended December 31,
(In millions)	2023	2022	Average
Selected Assets:
Accounts receivable, net	$1,753	$1,647	$1,700
Other current assets	347	286	317
Property and equipment, net	953	960	957
Selected Liabilities:
Accounts payable	$(709)	$(717)	$(713)
Accrued expenses	(966)	(995)	(981)
Other current liabilities	(327)	(193)	(260)
Invested capital	$1,051	$988	$1,020

Net income attributable to GXO to average invested capital			22.5%
Operating return on invested capital(1)(2)			36.0%
(1)The ratio of operating return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by the average invested capital.
(2)See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF TOTAL DEBT AND NET DEBT
(Unaudited)

(In millions)	Year Ended December 31, 2023
Current debt	$27
Long-term debt	1,620
Total debt	$1,647
Less: Cash and cash equivalents	(468)
Net debt(1)	$1,179
(1)See the “Non-GAAP Financial Measures” section below for additional information.

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measures under GAAP, which are set forth in the financial tables above.
GXO’s non-GAAP financial measures in this document include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net debt and operating return on invested capital (“ROIC”).

56	GXO Logistics, Inc.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should be used only as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITA, adjusted EBITA, net of income taxes paid, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs as well as restructuring costs and other adjustments as set forth in the financial tables above. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.
We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.
We believe that adjusted EBITDA, adjusted EBITA and adjusted EBITA, net of income taxes paid improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities, and thereby assist investors with assessing trends in our underlying businesses.
We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.
We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.
We believe that net debt is an important measure of our overall liquidity position and is calculated by removing cash and cash equivalents from our total debt. We calculate ROIC as our adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.
Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.
With respect to adjusted EBITDA and free cash flow described in the “Compensation Discussion and Analysis - 2023 Annual Short-Term Incentive Financial Results Relative to Targets” at the time incentive plan goals are established, the Compensation Committee also establishes definitions of the applicable financial metrics that would apply during the performance period. The Compensation Committee uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of GXO without influencing or being influenced by incentive plan results. In connection with our 2023 annual short-term incentive plan goals, adjusted EBITDA and free cash flow, as described above, were adjusted to exclude the impact of the PFSweb acquisition.

57	GXO Logistics, Inc.

ANNEX B
OFFICER EXCULPATION AMENDMENT

ARTICLE VIII
DIRECTOR AND OFFICER LIABILITY

Section 1. Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

Section 2. Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, an officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

Section 3. Amendments. Any amendment, modification or repeal of this Article VIII shall not adversely affect any right or protection of a director or officer to the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to eliminate or further limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in this Article VIII, shall not be liable to the fullest extent permitted by the amended DGCL.

58	GXO Logistics, Inc.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

GXO VOTE

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A Proposals – The Board of Directors recommend a vote FOR all director nominees listed and FOR Proposals 2, 3, and 4.

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Nominee	For	Against	Abstain
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The 2024 Annual Meeting of Stockholders of GXO Logistics, Inc. will be held on May 21, 2024 at 10:00 am ET, virtually via the internet at meetnow.global/MRP597K.

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Proxy — GXO Logistics, Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2024

Malcolm Wilson and Karlis Kirsis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of GXO Logistics, Inc. to be held on May 21, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the director nominees and FOR Proposals 2, 3, and 4.

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